Exhibit 99.1

US Champion Critical Materials Supply Chain Project Zeus May 2025

Disclaimers Proprietary and Confidential | 2 This presentation has been prepared by Welsbach Technology Metals Acquisition Corp (“WTMA”) and Evolution Metals LLC (“EM”) in order to assist interested parties in conducting their own evaluation of the proposed business combination (the “Business Combination”) of WTMA, EM and the target operating companies, Critical Mineral Recovery, Inc . (“CMR”), Handa Lab Co . , Ltd . (“Handa Lab”), KCM Industry Co . , Ltd . (“KCM”), KMMI INC . (“KMMI”) and NS World Co . , Ltd . (“NS World” and, collectively with CMR, Handa Lab, KCM and KMMI, the “Target Companies”) . In connection with the closing of the proposed Business Combination, WTMA intends to change its name to Evolution Metals & Technologies Corp . (such post - closing entity is referred to as “EM&T”) . This presentation does not purport to contain all information that may be required or desired by an interested party in investigating WTMA, EM, the Target Companies or their businesses or prospects, or the proposed Business Combination, and it shall not be deemed to be a complete description of the state of affairs of WTMA, EM or the Target Companies historically, at its stated date or in the future . Portions of this presentation have been prepared based on information received from WTMA, EM and other sources considered to be reliable ; however, neither WTMA nor EM have independently verified that such information is correct . None of WTMA, EM or any of their respective affiliates, control persons, officers, directors, employees, representatives or agents make any representation or warranty, express or implied, as to the accuracy, completeness or reliability of the information contained in this presentation or any other information provided in conjunction with an evaluation of EM&T or the proposed Business Combination . Only those particular representations and warranties that may be made in relation to any legally binding definitive agreement signed by the parties in connection with the proposed Business Combination, and subject to such limitations and restrictions as may be agreed upon, shall have any legal effect . Conditions and information reported in this presentation may change without any notice, and WTMA, EM and their respective affiliates and related persons disclaim any responsibility or liability to update the information contained in this presentation except to the extent required by applicable law or regulation . In addition, all of the market data included in this presentation involves a number of assumptions, limitations, projections, estimates and research . Such market data is necessarily subject to a high degree of uncertainty and risk and there can be no guarantee as to the accuracy or reliability of such assumptions . Cautionary Statements Regarding Forward - Looking Statements . Certain statements in this presentation may constitute “forward - looking statements” for purposes of the federal securities laws . Forward - looking statements are all statements other than those of historical fact, and include statements about the parties’ ability to close the proposed Business Combination, the anticipated benefits of the proposed Business Combination, and the financial condition, results of operations, earnings outlook and prospects of WTMA and/or EM and may include statements regarding the period following the consummation of the proposed Business Combination, including projected revenue and financial performance . In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward - looking statements . The words “anticipate,” “believe,” “can,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “strive,” “target,” “will,” “would” and similar expressions may identify forward - looking statements, but the absence of these words does not mean that a statement is not forward - looking . The forward - looking statements are based on the current expectations and beliefs of the management of WTMA and EM, as applicable, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement . There can be no assurance that future developments will be those that have been anticipated . These forward - looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward - looking statements . These risks and uncertainties include, but are not limited to, those discussed and identified in public filings made with the US Securities and Exchange Commission (“SEC”) by WTMA and the following : WTMA’s ability to complete the proposed Business Combination or, if WTMA does not consummate such proposed Business Combination, any other initial business combination ; the risk that the consummation of the proposed Business Combination is significantly delayed ; the ability to recognize the anticipated benefits of the proposed Business Combination ; the risk that the announcement and consummation of the proposed Business Combination disrupts EM’s current plans ; EM&T’s ability to successfully integrate the business and operations of the Target Companies into its ongoing business operations and realize the intended benefits of EM&T’s acquisition of the Target Companies ; EM&T’s ability to secure sufficient funding to successfully rebuild CMR’s recycling facility with significant expansion on management’s expected timeline and budget, or at all ; unexpected costs related to the proposed Business Combination ; expectations regarding EM&T’s strategies and future financial performance, including future business plans, expansion and acquisition plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, product and service acceptance, market trends, liquidity, cash flows and uses of cash, capital expenditures, and EM&T’s ability to invest in growth initiatives ; satisfaction or waiver (if applicable) of the conditions to the proposed Business Combination, including, among other things : (i) approval of the proposed Business Combination and related agreements and transactions by the WTMA stockholders, the holder of the EM member units and the holders of the equity interests of the other Target Companies, (ii) receipt of approval for listing on Nasdaq the shares of WTMA common stock to be issued in connection with the Business Combination, and (iii) the absence of any injunctions ; that the amount of cash available in the trust account and from certain other investments is at least equal to the minimum available cash condition amount, after giving effect to redemptions by WTMA stockholders and certain transaction expenses ; the occurrence of any other event, change or other circumstances that could give rise to the termination of the agreement governing the terms of the proposed Business Combination ; the implementation, market acceptance and success of EM&T’s business model and growth strategy ; the ability to obtain or maintain the listing of EM&T common stock on Nasdaq following the proposed Business Combination ; limited liquidity and trading of WTMA’s public securities ; the amount of any redemptions by existing holders of WTMA common stock being greater than expected ; WTMA’s ability to raise financing in the future ; WTMA’s success in retaining or recruiting, or changes required in, EM&T’s officers, key employees or directors following the completion of the proposed Business Combination ; WTMA officers and directors allocating their time to other businesses and potentially having conflicts of interest with WTMA’s business or in approving the proposed Business Combination ; the use of proceeds not held in the trust account or available to WTMA from interest income on the trust account balance ; the impact of the regulatory environment and complexities with compliance related to such environment, including EM&T’s ability to meet, and continue to meet, applicable regulatory requirements ; EM&T’s ability to execute its business plan, including with respect to its technical development and commercialization of products, and its growth and go - to - market strategies ; EM&T’s ability to achieve sustained, long - term profitability and commercial success ; operational risks, including with respect to EM&T’s use of agents or resellers in certain jurisdictions, EM&T’s ability to scale up its manufacturing quantities of its products, EM&T’s outsourcing of manufacturing and such manufacturers’ ability to satisfy EM&T’s manufacturing needs on a timely basis, the availability of components or raw materials used to manufacture EM&T’s products and EM&T’s ability to process customer order backlog ; EM&T’s revenue deriving from a limited number of customers ; geopolitical risk and changes in applicable laws or regulations, including with respect to EM&T’s planned operations outside of the US and Korea ; EM&T’s ability to attract and retain talented personnel ; EM&T’s ability to compete with companies that have significantly more resources ; EM&T’s ability to meet certain certification and compliance standards ; EM&T’s ability to protect its intellectual property rights and ability to protect itself against potential intellectual property infringement claims ; the outcome of any known and unknown litigation and regulatory proceedings, including any proceedings that may be instituted against WTMA or EM following announcement of the proposed Business Combination ; the potential characterization of EM&T as an investment company subject to the Investment Company Act of 1940 , as amended ; and other factors detailed under the section entitled “Risk Factors” in the registration statement on Form S - 4 , initially filed with the SEC on November 12 , 2024 , as amended (the “Registration Statement”) . Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of WTMA, EM and the other Target Companies prove incorrect, actual results may vary in material respects from those projected in these forward - looking statements . Except to the extent required by applicable law or regulation, WTMA, EM and the other Target Companies undertake no obligation to update these forward - looking statements to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events . Market and Industry Data . Certain market, industry and other data used herein have been obtained or derived from third - party sources and publications, as well as from research reports prepared for other purposes . Although the information from these third - party sources is believed to be reliable, none of WTMA, EM or their respective management teams have independently verified the data obtained from these sources, and no assurances can be made regarding the accuracy or completeness of such data . Forecasts and other forward - looking information obtained from these sources are subject to the same qualifications and the additional uncertainties regarding the other forward - looking statements contained herein . Trademarks . This presentation contains trademarks, service marks, trade names, copyrights and logos of companies other than WTMA, EM or EM&T, which are the property of their respective owners . Unless otherwise stated, the use of these other trademarks, service marks, trade names, copyrights and logos herein does not imply an affiliation with, or endorsement of the information contained herein by, the owners of such trademarks, service marks, trade names, copyrights and logos . Additional Information and Where to Find It . WTMA has filed the Registration Statement with the SEC, which includes a document that serves as a proxy statement and prospectus of WTMA, referred to as a “proxy statement/prospectus,” containing information about the proposed Business Combination and the respective businesses of WTMA, EM and the Target Companies . WTMA has mailed a definitive proxy statement/prospectus and other relevant documents to WTMA stockholders . WTMA stockholders are urged to read the definitive proxy statement/prospectus in connection with the solicitation of proxies for the special meeting to be held to approve the proposed Business Combination, because this document contains important information about WTMA, EM, the Target Companies and the proposed Business Combination . The definitive proxy statement/prospectus has been mailed to stockholders of WTMA as of a record date established for voting on the proposed Business Combination . Stockholders of WTMA are also able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about WTMA without charge, at the SEC’s website ( www . sec . gov) . Copies of the proxy statement/prospectus and WTMA’s other filings with the SEC can also be obtained, without charge, by directing a request to : chris@welsbach . sg . The information contained in, or that can be accessed through, WTMA’s website is not incorporated by reference in, and is not part of, this presentation . No Offer or Solicitation . This presentation does not constitute (i) a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed Business Combination, or (ii) an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction . No offering of securities shall be made except by means of a definitive offering document . Participants in the Solicitation . WTMA and EM and their respective directors and officers or managers and other members of management and employees may be deemed participants in the solicitation of proxies in connection with the proposed Business Combination . WTMA stockholders and other interested persons may obtain, without charge, more detailed information regarding directors and officers of WTMA in WTMA’s proxy statement/prospectus . Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies from WTMA’s stockholders in connection with the proposed Business Combination is included in the proxy statement/prospectus that WTMA has filed with the SEC .

China’s Dominance in Midstream Processing 1 Why EM&T Now? 2 EM&T Solution to Disrupt China 3 EM&T Deeply Experienced Leadership 4 EM&T Feedstock Strategy: End of Life Materials 5 Proven Technologies 6 Missouri Industrial Campus & Satellite Companies in Republic of Korea 7 EM&T Contracts 8 How Can EM&T Compete with China ? 9 Expansion Milestones and Valuation 10 Synergies and Operational Integration 11 EM&T: Compelling Sustainability Investment 12 EM&T PIPE Raise 13 Proprietary and Confidential | 3 EM&T: US Champion in Critical Materials Supply Chain Rare Earths and Technology Metals Recycling, Magnet and Battery Materials Production: a China Disruptor

• US Domestic magnet and battery materials supply chains continue to be in jeopardy, given the critical dependence on China . • China currently controls 80% of global capacity to process critical minerals and an even larger share — nearly 90% — of global processing capacity for rare earth elements: 1 • China imports 60% of its rare earth feedstock and 40% is sourced domestically. • This indicates there are limited constraints for the Rest of the World (outside China) of rare earth feedstock. • The constraint for the Rest of the World is the capacity to process feedstock and produce final products for the market. • This 60% foreign feedstock can be redirected to US if US has its own midstream processing capabilities. • Western industries are dangerously dependent on China in critical materials due to Chinese dominance in midstream processing . • US laws and regulations including the Atomic Energy Act of 1954 , the Nuclear Non - Proliferation Act of 1978 , and the Nuclear Regulatory Commission Guidelines, as well as the Treaty on the Non - Proliferation of Nuclear Weapons - which US and its allies are signatories to – all directly and indirectly restrict the processing of radioactive material (a by - product of critical materials processing) for US and its allies . • Very difficult for US and other non - Chinese countries to process low - grade radioactive ore at commercial scale . • China is able to control growth and scale in the critical materials supply chain by monopolizing the processing of the feedstock . • As China is the only large - scale commercial processor of feedstock, China controls the pricing of the feedstock . • Due to the reasons stated above, China dominates oxides, metals, critical materials, carbonates, sulfates, pCAM and magnets production ; however, China’s ultimate objective is to dominate downstream sale of finished goods, including but not limited to EV automobiles, wind turbines, defense goods, and other products requiring critical materials . Proprietary and Confidential | 4 1 https://bipartisanpolicy.org/download/?file=/wp - content/uploads/2024/05/BPC_The - Missing - Midstream - Report_May - 2024.pdf Without a commercial solution to disrupt China’s dominance in midstream processing, virtually all US industries will continue to be dangerously dependent on China for critical materials processing and finished products from these critical materials. EM&T: US Champion in Critical Materials Supply Chain Rare Earths and Technology Metals Recycling, Magnet and Battery Materials Production: a China Disruptor 1

Proprietary and Confidential | 5 Without a commercial solution to disrupt China’s dominance in midstream processing, virtually all US industries will continue to be dangerously dependent on China for critical materials processing and finished products from these critical materials. EM&T: US Champion in Critical Materials Supply Chain Rare Earths and Technology Metals Recycling, Magnet and Battery Materials Production: a China Disruptor 1 • In the REE magnet industry, China has historically maintained almost a complete Monopoly on the refining (mid - stream) space for REE magnet production . • Through strategic planning, price control and manipulation, hard subsidies, soft subsidies, and other structural controls over the REE magnet and critical materials industries, China plans to maintain and increase its Monopoly over the REE magnet and critical materials industries for decades going forward . • For more details on how China has gained a Monopoly over the REE magnet industry and EM&T’s solution to disrupt China’s Monopoly, please see slides 10 and 26 - 31 . • EM&T plans to disrupt China’s Monopoly on the REE magnet and critical materials industry and build a US Champion through a unique and difficult to replicate business model that has been planned and developed for over ten years . 1 Sourced from International Energy Agency report “Global Critical Minerals Outlook 2024 ” https ://www.iea.org/reports/global - critical - minerals - outlook - 2024 1

Proprietary and Confidential | 6 • Escalating global geopolitical tensions, heightened by the COVID pandemic, have amplified the risks of China - dependent value chains. • Geopolitical tensions between the US and China continue to escalate: • October 2022, US semiconductor export restrictions imposed on China. • December 2023, China banned the export of certain intellectual property related to rare earth processing to protect national security: • These measures are part of a broader strategy to consolidate control over its rare earth industry; • The restrictions aim to maintain China's market dominance while addressing global tensions over critical mineral supply chains. • December 2024, in retaliation to US semiconductor export restrictions, China banned exports of critical minerals including gallium and germanium to the US, escalating trade tensions and highlighting its dominance in these essential materials. • “China has a ‘near monopoly’ on the mining of many raw materials that are critical for the production of semiconductors, Li - ion batteries, and other technologies, highlighting the importance of key minerals in the escalating U.S. - China trade war.” 1 • Semi - conductor chip making Fabs and Battery giga - factories are dangerously dependent upon critical materials processing from China. 1 • Reliable sources 2 indicate China is consolidating its four major rare earth companies into Northern and Southern Rare Earth companies, enhancing its ability to: • Control global supply, off - take and pricing of critical materials. • Eliminate competitors by maintaining its monopoly on midstream processing. • Expected continued strong support from USG: • On December 10, 2024, President Donald J. Trump said his administration would expedite the regulatory approval of construction projects for companies that invest more than $1 billion. 3 • Additionally, rare earths are typically found in deposits with low grades of 2 - 3% which also contain low grade levels of radioactive elements like thorium and uranium. • US, its allies and most countries cannot process rare earth ores due to laws and regulations which directly and indirectly restrict the processing of radioactive material. • Also this low grade requires the removal of 97 - 98% of the ore as waste which requires large scale commercial processing capability. • Consequently, China, along with a small presence in Malaysia and Vietnam, are the only regions with existing commercial scale capability of processing rare earth ore with radioactive elements. 1 https:// www.fortune.com/2024/06/10/china - near - monopoly - many - critical - minerals - jpmorgan - says - next - battleground - usa/ 2 https://rawmaterials.net/further - consolidation - in - chinas - rare - earth - industry/ 2 https:// www.lightnowblog.com/2024/01/china - consolidates - rare - earth - industry - restricts - processing - technology - exports/ 2 https:// www.mining.com/web/china - bans - export - of - rare - earth - processing - tech - over - national - security/ 3 https:// www.reuters.com/world/us/trump - says - anyone - investing - 1 - billion - us - will - receive - expedited - permits - 2024 - 12 - 10/ EM&T: US Champion in Critical Materials Supply Chain Rare Earths and Technology Metals Recycling, Magnet and Battery Materials Production: a China Disruptor 2

Proprietary and Confidential | 7 1 https ://www.whitehouse.gov/presidential - actions/2025/03/immediate - measures - to - increase - american - mineral - production/ 2 https://earthworks.org/blog/mineral - processing - on - military - bases - will - not - make - the - us - safer/ • The Executive Order explicitly includes midstream processing of critical minerals as a core national priority , defining “mineral production” to encompass not just mining, but also processing, refining, smelting, and the production of critical mineral derivatives — directly aligning with EM&T’s business model . • Magnet and battery materials are recognized as strategic derivative products. EM&T’s focus is on the mid - stream from end - of - life to saleable commodities in US and allied industries. • All federal permitting agencies are ordered to fast - track approvals for eligible mineral production projects , giving EM&T a clear pathway to accelerate permitting for its Missouri Industrial Campus and DoD - secured recycling facility . • Military bases can be used immediately for cracking and leaching to produce high grade concentrates to be supplied to EM&T for mid - stream and down - stream processing . 2 • EM&T intends to be fully equipped with the operators, the technologies, the operating companies, the strategic integration plan, and the capital to build such midstream processing capacity in the US . Not being fully integrated in the mid - stream is where companies have historically failed or been subjected to China’s price manipulations . • Federal lands are being prioritized for mineral production and processing, enabling EM&T to pursue strategic site access and land leasing under favorable terms — including potential locations on or near military installations . • Billions in federal capital support are expected to be mobilized under the Defense Production Act and DFC authority , positioning EM&T to receive non - dilutive capital via loans, loan guarantees, grants, and strategic equity investments. • The DFC and DoD are instructed to create a Strategic Materials Investment Fund , a potential future funding vehicle where EM&T stands to be a major beneficiary given its integrated U.S. supply chain platform. • The Export - Import Bank is directed to finance both U.S. offtake agreements and domestic mineral processing , supporting EM&T’s marketing and sales strategy to secure long - term buyers for NdPr oxide, battery materials, and precious metals. • The DoD will coordinate a buyer consortium for domestic mineral products , increasing offtake certainty and demand for EM&T’s output from U.S. defense, aerospace, and manufacturing partners. EM&T expects to profoundly benefit from this Executive Order, which is transformational in its impact to disrupt China’s near Monopoly on Critical Materials Processing “Immediate Measures to Increase American Mineral Production” Executive Order signed by President Donald J. Trump March 20, 2025 This Executive Order is designed to significantly increase USA critical minerals production and imports which need EM&T’s planned mid - stream and down - stream processing capability EM&T: US Champion in Critical Materials Supply Chain Rare Earths and Technology Metals Recycling, Magnet and Battery Materials Production: a China Disruptor 2

2 EM&T: US Champion in Critical Materials Supply Chain

Rare Earths and Technology Metals Recycling, Magnet and Battery Materials Production: a China Disruptor

Bipartisan Bill Introduced February 25, 2025 to Incentivize American Made Magnets

Rare Earth Magnet Security Act (REMSA) – introduced by U.S. Representatives Eric Swalwell (CA-14) and Guy Reschenthaler (PA-14)[1]

EM&T expects to be a large beneficiary of the REMSA bipartisan bill

- **Aims to close the Processing-to-Magnet Gap in the U.S.**
  - REMSA targets the domestic midstream and downstream bottleneck in permanent magnet manufacturing.
- **Direct Financial Incentive via Production Tax Credit**
  - REMSA provides $30/kg tax credit for magnets made entirely from U.S.-produced and recycled materials or $20/kg tax credit for rare earth magnets manufactured in the U.S.
  - $52/kg is approximate current market price of NdFeB magnet 50EH (Extra High)[2]
- **Favors Domestic Recycled & Reclaimed Materials**
  - The bill prioritizes recycling and reclamation of rare earths from within the U.S.
- **Supports EM&T's Role in National Security & Clean Energy**
  - The bill emphasizes that magnets are essential for defense, aerospace, EVs, wind turbines, and advanced electronics.
- **Exclusion of Non-Allied Supply Chains**
  - REMSA prohibits magnets containing rare earth materials from adversarial nations (e.g., China, Russia, Iran, North Korea).
- **Reinforces Market Trends Favoring EM&T's Strategy**
  - REMSA responds to China's 2024 export restrictions, highlighting the urgency of domestic solutions.

EVOLUTION METALS + TECHNOLOGIES Proprietary and Confidential | 8

[1]https://swalwell.house.gov/media-center/press-releases/swalwell-and-reschenthaler-introduce-bill-incentivize-american-made-0
[2]https://www.metal.com/Rare-Earth-Magnets/202404100011

2 EM&T: US Champion in Critical Materials Supply Chain

Rare Earths and Technology Metals Recycling, Magnet and Battery Materials Production: a China Disruptor

The recent "Unleashing American Energy" executive order, signed on January 20, 2025, presents a favorable environment for EM&T's operations in the critical materials sector. The key points include the following:

Positioning the U.S. as a Global Leader in Critical Minerals	• Section 2(b): The Executive Order establishes the U.S. objective to become "the leading producer and processor of non-fuel minerals, including rare earth minerals," creating jobs, strengthening domestic and allied supply chains, and reducing reliance on adversarial states. EM&T's fully integrated supply chain aligns perfectly with this national strategy.
Federal Support for Critical Mineral Projects	• Section 9(e): The Secretary of Energy is tasked to ensure that "critical mineral projects, including the processing of critical minerals, receive consideration for Federal support," contingent on available funds. EM&T's innovative recycling and processing capabilities position it as a prime candidate for such federal support.
National Security Implications of Mineral Reliance	• Section 9(g): The Secretary of Commerce will "assess the national security implications of the Nation's mineral reliance and the potential for trade action." EM&T's efforts to create a domestic, independent supply chain directly address these security concerns by reducing reliance on foreign processing, particularly from adversarial nations.
Strengthening the National Defense Stockpile	• Section 9(i): The Secretary of Defense will ensure the National Defense Stockpile provides "a robust supply of critical minerals in the event of future shortfall." EM&T's focus on recycling end-of-life materials and producing high-grade critical minerals aligns with national defense needs, securing a resilient and sustainable resource base for defense applications.
Favorable Business Climate for Manufacturing	• On January 23, 2025, addressing the World Economic Forum in Davos from Washington, President Donald J. Trump stated, "Come make your product in America, and we will give you among the lowest taxes of any country on Earth. If you choose not to manufacture your product in America—which is entirely your prerogative—you will be subject to a tariff." Reinforcing his commitment to domestic manufacturing, President Donald J. Trump echoed his inauguration speech: "The United States is the best place to build factories and manufacturing centers."

EVOLUTION METALS + TECHNOLOGIES Proprietary and Confidential | 9

[1] https://www.whitehouse.gov/presidential-actions/2025/01/unleashing-american-energy/

3 EM&T: US Champion in Critical Materials Supply Chain

Rare Earths and Technology Metals Recycling, Magnet and Battery Materials Production: a China Disruptor

EM&T Solution to Disrupt China

- **EM&T expects to reduce US dependence on China and become the domestic magnet & battery materials marketplace champion.**
- By focusing on end-of-life materials through urban mining above ground, EM&T expects to avoid the challenge of separating radioactive elements and processes feedstock with significantly higher grades, reducing waste. China's historical willingness to manage radioactive waste has been a key barrier to entry for rare earth ore processing, making EM&T's approach a game-changer in bypassing this hurdle entirely.
- China has approximately 1.4bn population. US has approximately 340mm population.
- US annual e-waste per capita: 21.3kg, roughly 3x China annual e-waste per capita of 8.5kg.[1]
- E-waste includes anything with an electric current: white goods, microwaves, defense goods, hard disk drives, cell phones, which all contain magnets, from industries including automotive, aerospace, defense, healthcare, high tech, electronics, renewable energy, and others.
- End-of-life materials contain no radioactive elements and can be extracted and resupplied into the supply chain with minimal waste.
- EM&T is not a mining company. Rare earths are not rare, they are abundant, globally.
- EM&T is not a finished magnet or battery manufacturing company.

End-of-life Materials → **Pulverizer** → **Hydromet & Pyromet** → **EM&T End Products**







1. Battery Carbonates, Sulfates, pCAM

2. Sintered & Bonded Magnets

3. Precious Metals

Battery Gigafactories



Across All Industries



[1] Source: UNITAR Global E-Waste Monitor 2024

EVOLUTION METALS + TECHNOLOGIES Proprietary and Confidential | 10

EM&T Executive Management: Deeply Experienced Leadership 4 as President of EM&T overseeing global regulatory and government affairs . Knaggs brings over 25 years of experience in government, military, critical supply chains and manufacturing sectors . He founded Knaggs Law PLLC and was previously CEO of PACEM Solutions International . Prior to PACEM, he served as the Presidentially appointed Deputy Assistant Secretary of Defense . Knaggs also led research and engineering at a US Department of Defense agency, overseeing $ 1 bn R&D portfolio and a $ 300 mm budget . A former US Army Special Forces Green Beret officer, he holds a Bachelor of Science degree from West Point and a Juris Doctorate from William & Mary Law School . He is a member of the D . C . Bar and holds FINRA Series 65 certification . Andrew F. Knaggs, Esq. President Andrew Knaggs will serve Rob Feldman Co - CEO – America / Head of Recycling Rob Feldman will serve as Co - Chief Executive Officer, overseeing operations in the USA and sourcing, processing, early stage separation / recycling end - of - life materials for mid - stream processing . With over 28 years of experience in metals recycling, Feldman is recognized as an expert and visionary in the industry, known for his ability to identify market trading opportunities and optimize midstream processing . Prior to joining Evolution Metals, Feldman has been the CEO and Founder of Interco Trading, one of the leading metal and electronics recyclers in the United States . He also founded and built one of the largest battery recycling facilities in the world . His extensive experience in the recycling industry, coupled with his leadership in building and scaling successful operations, positions him to drive growth in EM&T’s end - of - life recycling business . Feldman holds a Bachelor of Arts degree from Northwestern University . Frank Moon Co - CEO – Asia / Head of Magnet Production Frank Moon will serve as Co - Chief Executive Officer, overseeing operations in Asia and hydro - metallurgical and pyro - metallurgical production of oxides, metals, carbonates, sulfates, precursor cathode active material (pCAM), bonded and sintered magnets . With over 35 years of experience in critical minerals and materials, Moon has held leadership roles in various prominent companies, including Australia Strategic Materials Ltd (ASX : ASM), ASM Korea, KSM Technologies, KSM Metals Co . , Ltd . , and Alkane Resources . He has also contributed his expertise to Kay Tech in Hong Kong, Samwha Group’s Steel Division, Hydro Tech Korea, and Kyungdong Group Global . Moon’s extensive career in the sector is underscored by his ability to manage complex projects and drive operational success in the processing of critical minerals and magnet materials . He holds a Bachelor of Science degree from the University of Sydney . Proprietary and Confidential | 11

EM&T Executive Management: Deeply Experienced Leadership 4 Dean Evans will serve as Chief Marketing Officer of EM&T overseeing OEM partnerships and sales . Evans brings over 25 years of experience in the automotive and technology industries . He has been recognized as a Forbes Top 20 Global CMO and a Fortune 300 Top CMO . Evans has held senior leadership roles at Hyundai Motor America, Genesis Motor America, Subaru of America, and Cars . com . Evans’ extensive expertise in marketing, combined with his leadership experience at major automotive companies, positions him to drive EM&T’s global marketing strategies and brand growth . He holds a Bachelor of Science degree from the University of South Dakota and an MBA from the University of Phoenix . Dean Evans CMO Albert Watkins will serve as Chief Legal Officer of EM&T overseeing all legal affairs . Watkins is the founding and managing member of Kodner Watkins, a St . Louis law firm founded in 1989 . In his fourth decade as a practicing counsel, Watkins is possessed of significant experience representing regulated industry members, especially those involving the financial industry (banks, broker - dealers, investment advisory firms) and the international metals trading industry . The scope of this representation has included both publicly traded and private companies . Additionally, his practice experience includes a wealth of complex civil state and federal litigation around the country, involving many nationally and internationally recognized clients and matters. Watkins is a Founding member of the Board of Directors of U . S . Chamber Institute for Legal Reform with the late U . S . Attorneys General Richard Thornburg and Edwin Meese . Watkins is known for his unique ability to navigate national and international media arising out of his case load and an attention to all matters transactional in nature . He holds a B . A . and a J . D . from Saint Louis University . Albert S. Watkins, Esq. CLO Christopher Clower CFO / COO Christopher Clower will serve as Chief Financial Officer and Chief Operating Officer of EM&T overseeing all financial and day - to - day management of the company, supporting the executive management team . Clower was appointed as the COO and a Director of WTMA upon inception in December 2021 and has been an executive director and COO of Welsbach Holdings Pte Ltd since March 2021 . From 2014 - 2024 , Mr . Clower was an independent director of Malacca Trust Pte Ltd which owns the leading asset management firm in Indonesia . Clower was Managing Director and Head of Corporate Finance Southeast Asia for Merrill Lynch and raised over $ 4 billion of capital for his clients . Prior to his career as an Investment Banker, Clower served as an intelligence officer for the United States Air Force, serving at Clark Air Base in the Philippines with the 90 th Tactical Fighter Squadron . Clower holds a Bachelor of Science in Nuclear Engineering from Northwestern University and an MBA with Honors from the University of Chicago . Proprietary and Confidential | 12

David Wilcox Executive Chairman of the Board David Wilcox will serve as Executive Chairman of the Board of EM&T . He is currently the Managing Member of Evolution Metals LLC . His career began at Deutsche Bank based in London and New York and operated across four continents . Mr . Wilcox became a derivatives trading specialist who has run teams for regulatory overhaul initiatives worldwide, driving value from government policy change . Wilcox’s vast experience in global finance and his leadership will be pivotal in steering EM&T’s strategic direction and governance as Executive Chairman of the Board . He has a Bachelors in Business Administration from the University of Tennessee and a Post Graduate Degree in International Business from St . Mary’s University, England . Ambassador Robin S. Bernstein (ret.) Nominated Director Candidate Ambassador Robin S. Bernstein (ret.) The Honorable Christopher C. Miller Nominated Director Candidate The Honorable Christopher C . Miller served 34 years in the Army and U . S . national security apparatus, culminating as Acting Secretary of Defense appointed by President Donald J . Trump, where he oversaw a $ 720 billion budget, two million service members, and 700 , 000 civilian employees . He is currently Chief Strategy Officer for DZYNE Technologies, specializing in autonomous flight and drones, and an advisor to Highlander Partners . Miller, a highly experienced national security professional, has worked with foreign governments, U . S . , and allied military forces, and in high - level domestic and international leadership roles . Unanimously confirmed by the Senate in 2020 , he led the National Counterterrorism Center, defending the U . S . from terrorist threats . Previously, he directed counterterrorism and irregular warfare efforts at the Department of Defense and advised on policy at the White House from 2018 - 2019 . A former Green Beret, Miller participated in the 2001 Afghanistan and 2003 Iraq invasions . After retiring in 2014 , he continued advising on Special Operations and Intelligence . Raised in Iowa City, Chris received a BA in History from the George Washington University . He earned a Master of Arts in National Security Studies from the Naval War College and is a graduate of the Army War College . Proprietary and Confidential | 13 EM&T Nominated Board of Directors 4 served as U.S. Ambassador to the Dominican Republic ( 2018 - 2021 ), appointed by President Donald J . Trump . She has 40 years of experience across business, government, and the non - profit sectors . Bernstein is President of Richard S . Bernstein and Associates, Inc . and Manager of Rbern Ventures, LLC, a business consulting firm . Her career includes roles as an entrepreneur, diplomat, business consultant, insurance and real estate broker, and advisor . She served in two Presidential Administrations, with prior experience at the U . S . Department of Commerce and on President Jimmy Carter’s transition team . Her work as Ambassador earned her the Order of Duarte from the Dominican Republic . Bernstein co - founded Palm Beach County Cares, a relief initiative that delivered over 200 , 000 pounds of supplies to Caribbean islands following Hurricane Maria . She has built a vast network across sectors and contributed to causes such as education and disaster relief . Bernstein holds a double B . A . in Language Area Studies and International Studies from American University and an MBA from George Washington University . She speaks French and intermediate Spanish .

Proprietary and Confidential | 14 1 One to three additional Directors may be appointed to the Board. EM&T Nominated Board of Directors 1 4 Americas COO for Corporate Banking, Global Operations Head for Equities, and Global COO for Markets Clearing, managing derivatives, FX, credit, and rates, while improving risk management and compliance frameworks . Earlier in his career, Matthews held senior roles at Citi, Smith Barney, ING, Lehman Brothers, and JPMorgan Chase, with extensive experience across equity, fixed income, and derivatives . He led major initiatives in KYC, operational reference data, and technological innovations that enhanced organizational efficiency . Matthews also contributed to cross - departmental projects bridging front, middle, and back offices . Matthews earned a Bachelor of Business Administration from Hofstra University . Mark Matthews Nominated Director Candidate Mark Matthews is a financial services executive with over 30 years of experience driving digital and organizational transformation in global banking . Since August 2022 , he has served as Global Head of Wholesale Operations at Nomura Securities International, where he focuses on operational efficiency, client service, and strategic growth . Previously, Matthews spent 15 years at Deutsche Bank Securities Inc . in senior leadership roles, including Global Head of Operations for the Corporate and Investment Bank (CIB) . He led modernization efforts through digital innovation, process optimization, and operational advancements . His roles included Co - Founder and Chairman of Adoptech Ltd . , focusing on automated information security compliance since November 2019 . He also advises several FinTech companies, including Cassini Systems Ltd, RiskBlocs, and OTCX, providing guidance on market fit, business development, and growth strategy . Previously, Hansen served as Non - Executive Chairman, Interim CEO, and Chair of the Audit Risk and Compliance Committee of ADSS Securities London, leading the firm for over six years . His leadership experience includes roles as Executive in Residence at Illuminate Financial, Fund Board Member at Phillimore Investments, and Chief Operating Officer at Prism FP LLP and Invest & Fund . Earlier, Hansen spent 20 years in investment banking, serving as Managing Director at Deutsche Bank, where he led business development and capital markets strategy . He holds a First - Class Degree in Environmental Engineering from Brunel University and brings valuable insight into strategic oversight, executive compensation, and corporate governance . Chris Hansen Nominated Director Candidate Chris Hansen brings over 30 years of leadership experience across FinTech, SaaS, capital markets, trading, and sales . His expertise spans technology, financial markets, regulatory compliance, operational resilience, and strategic oversight . He is the multi - family development and management firm . His expertise spans hospitality, commercial office, industrial/R&D, residential housing, and retail property types . Throughout his career, Stoddard has held key financial roles in public and private companies, including Corporate Treasurer of a multinational real estate firm, overseeing eight regional offices and coordinating with Canadian corporate headquarters . His responsibilities have included bank relations, investments, secured and unsecured credit lines, construction financing, payroll, audits, and legal coordination . Stoddard also gained extensive experience managing full and limited - service hotels under prominent brands such as Marriott, Hyatt, Hilton, and Wyndham . He oversaw franchise agreements, property development, marketing, property improvement plans, leasing, and regional performance analysis . He earned a Finance degree in Business Administration from the University of Southern California on a full academic scholarship and is a licensed Real Estate Broker in California . Tom Stoddard Nominated Director Candidate Tom Stoddard brings over 50 years of experience in the real estate industry, specializing in development, operations, administration, accounting, and finance . He currently serves as Chief Operating Officer at UCR Group, LLC, a leading residential

4 EM&T Additional Key Leadership



Chang-bae Lee
Head of Metals, Alloy, Powder & Flake

Chang-bae Lee will serve as Head of Metals, Alloy, Powder & Flake production. He previously worked at Jahwa Electronics from 1999 to 2014, where he served as Team Leader of Production Management. With extensive experience in electronics manufacturing and production management, Lee brings deep technical expertise in metal and alloy powder processing. His leadership will be instrumental in optimizing production efficiency and scaling operations. He holds a Bachelor's degree in Electronics from the Korea National University of Transportation.



Andy Chun
Head of Sintered Magnets

Andy Chun will serve as Head of Sintered Magnets production. He has over 20 years of experience in business development and leadership roles. He is currently the CEO of ADE Metals, a position he has held since 2015. Previously, he served as Head of the Sales Department at BodyTech Med from 2009 to 2014 and as President of Dongkuk Industries' US Branch from 2003 to 2009. Earlier in his career, he worked at Woori Financial Group as an Assistant Manager in the Treasury Department. Chun's extensive background in business operations and sales will drive growth and market expansion for the Sintered Magnets. He holds a Bachelor's degree in Finance from New York University.



Kang-yong Kim
Head of Bonded Magnets

Kang-yong Kim will serve as Head of Bonded Magnets production. He previously worked at Jahwa Electronics from 1998 to 2007, where he was the Team Leader of the Nd Business Department. His expertise in rare earth magnet production and business operations will be crucial for enhancing product development and expanding market reach. Kim holds a Bachelor's degree in Geography from Cheongju University.



Sang-min Kim
Head of AI Robotics, Automation, and Vision Systems

Sang-min Kim will serve as Head of AI Robotics, Automation and Vision Systems. He has extensive experience in battery process development and semiconductor technologies. Most recently, he worked at SK Innovation from 2018 to 2021 as part of the Battery Process Development Team. Prior to that, he held roles at LG Chem from 2011 to 2018 in the Battery Process Development Team and at SEMES from 2008 to 2011 in the Semiconductor Advanced Development Team. His expertise in AI-driven process optimization and automation will be instrumental in advancing the company's technology initiatives. Kim holds a Bachelor's degree in Electrical Engineering from Korea University of Technology and Education.

EVOLUTION METALS + TECHNOLOGIES Proprietary and Confidential | 15

Proprietary and Confidential | 16 • EM&T expects to have proprietary access to attractive and abundant feedstock, focusing on end - of - life materials to: • recycle lithium - ion batteries to produce battery grade materials for OEM gigafactories ; • recycle e - waste including DoD e - waste to produce oxides, metals, alloy powder and flakes, and sintered and bonded magnets for industries including, but not limited to, renewable energy, automotive, aerospace, defense, healthcare, high tech, electronics and others ; • Global Leader in Lithium - ion Battery Recycling : base metals historically have had a very high recycling rate : 50 % of the world’s aluminum supply comes from recycling ; copper is 100 % recyclable, and nearly all copper ever mined is still in circulation due to near 100 % recycling rate . 1 EM&T intends to bring that recycling operational expertise to the lithium - ion battery space, which has high growth outlook as the world transitions to sustainable energy storage solutions needed to expand the renewable energy industry . • DoD e - Scrap Recycling Solution: historic sole solution to recycle DoD e - waste is to incinerate, which is unreliable, environmentally poor, with small capacity. And not all the incinerators are secured facilities; for facilities that are not secured facilities, the classified e - waste cannot be stored on site. These incinerators produce a dust product that is bought only by China. • EM&T plans to offer the DoD a highly reliable recycling solution with large commercial capacity, utilizing pulverization instead of incineration. This process enables the recovery of precious metals from components like printed circuit boards, produces NdPr oxides for magnet manufacturing, and is significantly more environmentally friendly. • EM&T expects to build a secured facility, allowing on - site storage of classified materials, enabling acceptance of all DoD shipments, even unscheduled, without disrupting plant operations. The ability to handle all classified shipments promptly, even unscheduled ones, is critical for maintaining a strong, trusted relationship with the DoD, positioning EM&T as a reliable partner, and maximizing the capacity utilization of the plant. • Having a secured facility maximizes capacity utilization and maximizes EBITDA, as EBITDA is highly sensitive to capacity utilization due to high fixed costs and overheads being constant. • Incinerators sell the dust product to China because the US and Western Countries have no midstream capacity to process the dust. • DoD, including all branches of the US military, multiple intelligence agencies and investigative agencies, and all of their suppliers turn over electronics every 3 - 5 years. Millions of pounds of DoD e - waste are being stored expensively due to no recycling solution in the past. 2 • Interco Master Trade Agreement: EM&T plans to source commercial e - waste through Interco Trading, a world - class recycling company with 30+ years experience 1 https ://www.visualcapitalist.com/sp/visualizing - all - the - known - copper - in - the - world 2 https ://www.matrix - ndi.com/resources/maximizing - efficiency - the - three - to - five - year - it - infrastructure - refresh - cycle/ EM&T: US Champion in Critical Materials Supply Chain Rare Earths and Technology Metals Recycling, Magnet and Battery Materials Production: a China Disruptor 5 EM&T’s Business Model Re - Introduces Battery Materials and DoD E - Scrap, including Magnet Materials and Precious Metals, Back into the US Domestic Market

Proprietary and Confidential | 17 1. Department of Defense (DoD) : • Defense Production Act - Title III : $250mm invested since mid - 2023, offering: 1 • On March 20, 2025, President Donald J. Trump signed an executive order (see slide 6) waiving certain Defense Production Act (DPA) Title III requirements, delegating authority to the Secretary of Defense to address the national energy emergency declared in Executive Order 14156 (see slide 8) . 2, 3 • Loans and loan guarantees. • Sole - source and open purchase commitments. • Grants and subsidies. • Defense Logistics Agency: • National Defense Stockpile Center. • National Defense Stockpile Transaction Fund. 2. Department of Energy (DoE): • Loan Program Office: • Advanced Technology Vehicles Manufacturing Program: 4 • $17.7bn available funding for vehicle and component manufacturers supporting fuel efficiency. • Title 17 Clean Energy Financing: 5 • Debt financing ($100mm +) for: • Innovative clean energy technology deployment. • Manufacturing processes or supply chains at commercial scale. • National Energy Technology Laboratory: 6 • Focused on critical minerals and materials funding opportunities. 3. Congressional Support: 7 • Legislative backing to secure additional funding initiatives. 1. President of the United States : • Potential support through executive orders and tariffs targeting supply chain security. 2. Environmental Protection Agency : • Streamlined permitting processes to accelerate midstream processing projects. 3. National Science and Technology Council : • Involvement through the Critical Minerals Subcommittee to align strategies. 4. Department of Commerce : • International Trade Administration : • Office of Critical Minerals and Metals : Driving policy and trade support. • Industry Trade Advisory Committee on Critical Minerals and Nonferrous Metals : Collaborating with industries to advance US competitiveness . EM&T US Govt Strategy: DoD e - Waste Recycling and Precious Metals Value Chain Known Funding Opportunities Policy Making Targets 1 https ://www.socma.org/wp - content/uploads/2024/03/Pazos_DoD_Slide_Deck.pdf 2 https:// www.whitehouse.gov/presidential - actions/2025/03/immediate - measures - to - increase - american - mineral - production/ 3 https ://www.whitehouse.gov/presidential - actions/2025/01/unleashing - american - energy/ 4 https ://www.energy.gov/lpo/advanced - transportation - financing 5 https ://www.huntonak.com/insights/legal/doe - issues - updated - title - 17 - clean - energy - financing - program - guidance 6 https ://www.businessdefense.gov/ibr/mceip/dpai/dpat3/docs/DPA - TitleIII - Overview.pdf 7 https ://www.hklaw.com/en/insights/publications/2024/03/capturing - industrial - base - from - the - dod EM&T: US Champion in Critical Materials Supply Chain Rare Earths and Technology Metals Recycling, Magnet and Battery Materials Production: a China Disruptor 5

6 EM&T Roll-Up & Scaling of Operating Businesses with Proven Technologies

EM&T plans to deploy existing and proven technologies; EM&T is not dependent upon new technology

Roll-Up, Not a Startup	• EM&T plans to acquire one US company, which recycles lithium-ion batteries and production scrap battery materials; and to acquire a portfolio of Korean companies, which process oxides, metals, alloy powder and alloy flake, produce bonded and sintered magnets, and provide automation.
	• EM&T plans to consolidate established companies with operational infrastructure and proven technologies, ensuring reliability and scalability. EM&T is pursuing a US-centric investment initiative, replicating the Korean capabilities into a singular industrial campus in Missouri to recycle end-of-life materials into magnet and battery materials that feed gigafactories and OEMs.
	  • The Korean companies are operational.
	  • On October 30, 2024, a fire occurred at our Missouri Li-ion battery recycling facility, resulting in a total financial loss of the facility. We plan to rebuild the facility with a significant capacity expansion; however, the time required to rebuild and expand on the plant is contingent upon securing sufficient funding. Prior to the fire, the plant was fully operational with full capacity capability. The rebuild should be expedited as the same engineering plans are being used with operational improvements.
	  • EM&T expects to continue to hold the Korean businesses as satellite entities while transferring IP and operating capabilities into a single integrated industrial park campus in Missouri - the full integrated midstream supply chain for battery and magnet materials[1].

Missouri Industrial Campus	• EM&T plans to complete Hydrometallurgy and Pyrometallurgy facilities completing the total value supply chain from end-of-life materials to concentrates, oxides, carbonates, sulphates, pCAM, metals, metallics, sintered and bonded magnets for a fully integrated battery and magnet mid-stream US based company. • EM&T expects to have minimal environmental impacts using closed-loop processing.
Mitigating Technology Risk	• All technologies expected to be utilized by EM&T are based on commercial-scale, proven processes operational in the US and Korea, minimizing technology risk and execution risk.
Investing in Next-Generation Technologies	• EM&T expects to earmark funds to acquire and scale proven technologies that could improve operational efficiency, quality, and profitability for EM&T's operations.

EVOLUTION METALS + TECHNOLOGIES Proprietary and Confidential | 18

[1]End-of-life separation to oxide production is vastly similar in battery and magnet materials

7 EM&T Planned Operations at Missouri Industrial Campus

EM&T's planned operations are based in a Missouri industrial campus, which will replicate critical technologies of EM&T's Korean satellite companies



Spent Lithium Batteries
Lithium Battery Recycler
MMC*
Revenue Opportunity
Sulfates, Carbonates & pCAM
Revenue Opportunity
Gigafactories/EV Battery Manufacturers
Multi Feedstock Processing Plant
E-Waste
DoD Secured Facility E-Waste Recycler
NFMC**
Revenue Opportunity
Commercial E-Waste
Precious Metals
Revenue Opportunity
Precious Metals Refineries
NdPr Oxide
Revenue Opportunity
NdPr Metal Plant
NdPr Metals
Revenue Opportunity
NdPr Alloy Powder & Flake Plant
NdPr Alloy Powder & Flake
Revenue Opportunity
Sintered and Bonded Magnet Plant
Magnets
Revenue Opportunity
Automotive, Aerospace, Defense, Healthcare, High Tech, Electronics, Renewable Energy Industries
All businesses supported by
Artificial Intelligence
Robotics Automation/Smart Machines

* Mixed Metal Concentrate

** Non-Ferrous Mixed Concentrate

EVOLUTION METALS + TECHNOLOGIES Proprietary and Confidential | 19

EM&T expects to employ state - of - the - art Robotics and AI technology throughout its operational process to maximize efficiency, reduce costs and improve quality control. EM&T Planned Operating Company Complete REE Supply Chain from End - of - Life Materials recycled to End - Use Applications E - Waste End - of - Life Materials DoD and Commercial NdPr Oxide and HREE Oxide 1 2 3 NdPr Metals 4 NdPr Alloy Powder and Flake 5 Bonded and Sintered Magnets 6 EV Motor, Wind Turbine, Electronic Products Multi Feedstock Processing Plant Metal and Alloy, Powder & Flake Plant Bonded Magnet & Sintered Magnet Plants Offtaker AI Software Developer, in collaboration with Smart Machines Maker DoD Secured Facility and Commercial E - Waste Recycler Proprietary and Confidential | 20 EM&T Planned Operations: REE Magnets Value Chain 7

7 EM&T Planned Operations: Lithium-Ion Battery Value Chain

EM&T Planned Operating Company

Complete Battery Value Chain from End-of-Life Materials and Production Scrap recycled to Gigafactory Input Materials





Li
Ni
Co
Cathode



1. ***Spent Lithium-ion Batteries and Battery Materials*** — Spent EV Lithium Battery Suppliers/Interco
2. ***Mixed Metal Concentrate*** — EV Lithium Battery Recycler
3. ***Battery Sulfates/Carbonates & pCAM*** — Multi Feedstock Processing Plant
4. ***High-performance EV Lithium Batteries*** — *Buyer/Gigafactories/ Battery Manufacturers*

EM&T expects to employ **state-of-the-art Robotics and AI technology** throughout its operational process to **maximize efficiency, reduce costs and improve quality control.**



AI Software Developer, in collaboration with Smart Machines Maker

EVOLUTION METALS + TECHNOLOGIES Proprietary and Confidential | 21

EM&T Planned Operating Company Complete E - Waste & Precious Metals Value Chain from End - of - Life Materials recycled to End - use Applications 1 DoD and Commercial E - Waste 2 Non - Ferrous Metal Concentrates 3 Precious Metals (Gold, Silver, Palladium, Copper) 4 Precious Metals Ingots DoD Secured Facility E - Scrap Recycler Multi Feedstock Processing Plant Global Buyer / Refinery / Ingot Maker E - Scrap Suppliers US DoD, all US military agencies, including US three letter agencies (DoD, NSA, CIA, FBI, etc.) and their suppliers. And commercial e - waste sourced through Interco Trading. EM&T Planned Operations: DoD and Commercial E - Waste Value Chain 7 EM&T expects to employ state - of - the - art Robotics and AI technology throughout its operational process to maximize efficiency, reduce costs and improve quality control. AI Software Developer, in collaboration with Smart Machines Maker Proprietary and Confidential | 22

7 Minimal Licensing Risk for Missouri Industrial Campus

Strong Political Support

1. **Missouri Leadership:**
   - Missouri Governor Mike Kehoe is a strong supporter of EM&T's plans, with the Governor assigning a dedicated state liaison, Ms. Sandra Cabot, to specifically assist with this project while maintaining the ongoing ear of the Governor about same.
   - Ms. Cabot's connections with the Missouri Department of Natural Resources (MODNR) and legislative liaisons bolster regulatory alignment.
2. **Local Government:**
   - Fredericktown and Madison County are supportive of EM&T's initiatives.
3. **US Government Support :**
   - US Rep. Jason Smith, Chairman of the House Ways and Means Committee and Congressman of Fredericktown, Missouri, and Senator Josh Hawley have proactively supported the Project within Washington, D.C.
   - State Rep. Dale Wright represents Fredericktown, Missouri and also is strongly supportive of the plans of EM&T.
   - On 31 March 2025, President Donald J. Trump signed an Executive Order[1] that establishes an office within the Department of Commerce named the United States Investment Accelerator that will accelerate $1bn-plus projects in the US:
     - The accelerator will "facilitate and accelerate" investments valued at $1bn or more through, inter alia, reduced regulatory burdens, increased access to and use of national resources, research collaborations with national labs, and work with state governments to reduce regulatory barriers to, and increase, domestic and foreign investment in the US.

Regulatory Collaboration and Licensing Confidence

1. **Favorable Relationships with DNR and EPA:**
   - DNR has been a collaborative and valuable state regulator for the past two years. This has been enhanced by ties with the EPA, its RCRA Import Export Team and Enforcement personnel.
   - This collaboration streamlines the permitting process and compliance with environmental regulations.
2. **Department of Transportation (DOT) Regulations and Guidelines:**
   - Familiarity with the DOT Rules and Regulations and those of the EPA permit identification of those which overlap and areas of difference, simplifying the licensing process for transportation-related aspects of the project.
3. **Minimal Risk of Licensing:**
   - We believe state and local licensing hurdles have a minimal risk profile, given the established strong relationships and broad support from local and federal authorities.



MISSOURI
USA
EM&T
Fredericktown
FREDERICKTOWN
USA

EVOLUTION METALS + TECHNOLOGIES Proprietary and Confidential | 23

[1] https://www.whitehouse.gov/presidential-actions/2025/03/establishing-the-united-states-investment-accelerator/

The critical contracts driving EM&T projected revenue are input supply contracts; the EM&T planned outputs are high - demand commodities sold to existing customers from EM&T planned business lines Feedstock contracts: 1. Spent lithium batteries and battery materials are expected to be secured through legally binding contracts. EM&T also expects to expand supply volume of existing suppliers as well as on - board new suppliers. 2. DoD Secured E - Waste Recycling feedstock is expected to be secured under contracts with US DoD, and related military agencies and their vendors. • This is currently in development. • EM&T understands that the DoD and its agencies are expected to have stockpiled decades of classified e - waste. • EM&T understands that in handling e - waste, DoD has been sending it to incinerators that incinerate the material to a dust product. This dust is then sold to China by the incinerators. Additionally, incineration is a highly unreliable process and is environmentally unfriendly. • EM&T plans to use a pulverization process, with zero technology risk, that would allow DoD to have as an alternative to the existing process which is incineration. EM&T’s pulverization process produces non - ferrous metal concentrate, which can be further processed into gold, silver, palladium, and copper metals. 3. Interco Master Trade Agreement: EM&T plans to source commercial e - waste through Interco Trading, a world - class recycling company with 30+ years experience through a Master Trade Agreement between EM&T and Interco Trading. 4. Magnets feedstock: • Currently, magnet feedstock is typically sourced through opportunistic spot contracts, primarily with China based or controlled players. This is expected to go away due to increasing geopolitical tension that likely will result in China banning export of rare earths and critical materials. • Magnet materials are available from end - of - life materials in every electronics and within DOD e - waste. Proprietary and Confidential | 24 Contracts Underpinning EM&T Projected One - Year and Two - Year Revenue Growth 8

• Operating companies in Korea and Missouri are expected to expand into a singular industrial campus in Missouri . • All technologies expected to be utilized by EM&T are based on proven commercial - scale processes and/or are currently operating successfully in Korea and Missouri, ensuring reliability and scalability with minimal technology risk . • EM&T plans to continue to implement automation technologies through smart machines across EM&T’s planned operations to reduce costs and increase efficiency . • EM&T plans to utilize AI in conjunction with smart machines to further develop industrial automation for EM&T’s facilities . • EM&T plans to expand in Missouri with hydro - metallurgical and pyro - metallurgical facilities, closing the final gap in the midstream to become entirely self sufficient for numerous Western industries, including, but not limited to, the automotive, aerospace, defense, healthcare, high tech, consumer electronics and appliances, energy storage systems, and renewable energy industries . • Manufacturers need to purchase products in the final form that replicates what China supplies today, not intermediate products . • Carbonates, sulfates, pCAM and magnets are the necessary critical final form supply products which manufacturers currently purchase from China for a considerable number of US and Allied Nations’ manufacturing industries. • These manufacturing industries include, but are not limited to, the automotive, aerospace, defense, healthcare, high tech, consumer electronics and appliances, energy storage systems, and renewable energy industries. • Work with allied nations while the U.S. is building out its manufacturing infrastructure (made in USA intermediate products can be refined or finished in allied nations for direct input into supply chains) thereby excluding China • EM&T expects to focus on urban above - ground mining, recovering and reintroducing rare earth and critical materials from e - waste and Li - ion batteries back into the supply chain. • EM&T expects to bring critical materials recycling to be as common as base metals recycling. • There is substantial amount of available e - waste feed material from the US Government and the DoD including its military complex. • There are also commercially available end - of - life materials from many sectors, including, but not limited to, the automotive and battery sectors with a significant supply of end - of - life EV Li - ion batteries expected in 2030. • Substantial existing contracts with large OEMs including most of the world’s auto and Li - ion battery manufacturers. • Recycling end - of - life materials, which typically contain higher concentrations of critical metals than ores, reduces mining and import costs while leveraging local supply chains and efficient technologies to disrupt China’s midstream processing . • EM&T expects to reduce virgin mining and minimize environmental impact ; provide critical materials for the energy storage system industry which is the key for growth in renewable energy ; and reduce Western and Allied Nations’ reliance on Chinese supplied critical materials which exploits emerging/frontier markets using child labor and black - market supply . How Can EM&T Compete with China ? 9 Business Model Driven by End - of - Life Materials Proven Operations, Proven Technologies Proprietary and Confidential | 25 Critical Materials Supply Chain Alternative to China

9 How EM&T Plans to Disrupt China's 45 Year Monopoly of the Critical and Strategic Materials Supply Chain and to Build the US Champion[1]

	China's Critical Materials Monopoly Structure	EM&T To Disrupt China's Monopoly in Critical Materials
1	**China's 13% Value Added Tax ("VAT")** China imposes a 13% Value Added Tax on the export of intermediate magnet materials such as REE oxides, REE metals, and REE oxides, and also imposes a 13% Value Added Tax on intermediate Li-ion battery materials such as cobalt products and nickel products but no 13% VAT on export of magnets or export of Li-ion batteries. This 13% Value Added Tax inverts the price curve for intermediate products along the critical materials value chain, making the intermediate products more expensive than the finished products, which prevents non-Chinese companies from being profitable by making intermediate critical materials such as REE oxides, REE metals and REE alloys and intermediate Li-ion battery products.	• For magnet materials, EM&T does not plan to buy Chinese pre-magnet REE materials such as REE oxides, REE metals and REE alloys and instead EM&T will recover REE from end-of-life materials and produce finished magnet products to be sold to non-Chinese component makers. EM&T will also recover Dy, Tb and Ho allowing EM&T to make high-temperature higher priced NdFeB magnets. • Proposed US Bipartisan Bill "REMSA" Act would provide a $30 per kg tax credit for American-made magnets with recycling, offsetting cost disadvantages. The current market price for magnets is approx $50 per kg, so the REMSA Act is very significant in magnet making economics. This Act is expected to be modified further to provide higher incentive for higher temperature magnets. • For Li-ion batteries, EM&T expects to source end-of-life Li-ion batteries and battery material from substantial existing contracts with large OEMs including most of the world's EV auto and Li-ion battery manufacturers.
2	**Lower Cost of Labor** China's 2024 average income for blue-collar workers was ~$10,000 per annum[2]. Additionally, China has multiple times shown willingness in using child labor and exploitative processes such as: (1) the use of forced labor in China's aluminum production, involving Uyghurs and other Muslim minorities[3], (2) children as young as eight subjected to forced labor in China's brick kilns[3], (3) China's heavy reliance on cobalt imports from the DRC showed widespread child labor abuses in mining[2].	• EM&T plans to eliminate labor-intensive dismantling steps by processing full end-of-life components through automated systems and hammer mills, significantly reducing labor costs and increasing throughput. • This will allow EM&T not only to generate revenue from magnet materials that EM&T recycles but also generate revenue from other metals in the end-of-life components including precious metals and base metals.
3	**Environmental Costs** China's rare earth mining industry, which is extremely large, has excessive environmental impact and excessive human safety impact because China does not comply with global standards. Additionally, China outsources the environmental impact to many emerging/frontier countries from which China sources its feedstock.	• EM&T focuses on end-of-life materials as feedstock, eliminating mining, minimizing/eliminating waste, and leveraging closed-loop, environmentally compliant systems for 100% recovery target.
4	**Permitting and Licensing Costs** Chinese SOE Rare Earth companies benefit from faster and cheaper mine/factory permitting and licensing processes, including for processing of radioactive materials (Monazite). Meanwhile, the US designates REE mining as radioactive mining, subject to significantly stricter standards. Only one commercially viable REE mine, the Mountain Pass mine, has opened in the US in the last 70 years.	• EM&T plans to avoid separation of radioactive materials inputs altogether by using pre-processed end-of-life e-waste material which contain no thorium and require no special licenses, with Missouri and Federal continued support streamlining permitting. • President Trump's Executive Order's signed 20 March and 31 March 2025 mandates federal agencies to expedite permitting for critical mineral projects and projects over $1bn, further expediting EM&T's licensing timeline. [4, 5]

[1] Slides 26-31 sourced through the following Thorium Energy Alliance report which is publicly available at the following link: <https://thoriumenergyalliance.com/wp-content/uploads/2023/05/ChinaSubsidiesStructuralAdvantages-ReleasedMay2.23.pdf>
[2] https://www.statista.com/statistics/1488506/china-monthly-salary-of-blue-collar-workers/
[3] https://www.dol.gov/agencies/ilab/reports/child-labor/list-of-goods
[4] https://www.whitehouse.gov/presidential-actions/2025/03/immediate-measures-to-increase-american-mineral-production/
[5] https://www.whitehouse.gov/presidential-actions/2025/03/establishing-the-united-states-investment-accelerator/

EVOLUTION METALS + TECHNOLOGIES Proprietary and Confidential | 26

9 How EM&T Plans to Disrupt China's 45 Year Monopoly of the Critical and Strategic Materials Supply Chain and to Build the US Champion[1]

	China's Critical Materials Monopoly Structure	EM&T To Disrupt China's Monopoly in Critical Materials
5	**Tax and Quota Advantages for Importing** Chinese REE companies importing from abroad are exempt from China's internal production quotas, enabling them to develop foreign resources and sell below domestic market prices.	• EM&T plans to source feedstock primarily from the DoD which is higher grade e-waste, which offers substantially favorable economics (DoD to pay EM&T for disposal cost and EM&T will retain all economics from such processing) and reliable supply with no reliance on foreign quotas or imports.
6	**China's One Belt One Road Program** China leverages its One Belt One Road (OBOR) program to secure low-cost REE and critical material supply partners abroad, further reducing costs and bypassing domestic constraints and out-sourcing the environmental impact and leveraging frontier/emerging market jurisdictions' willingness to use child labor and exploitative processes.	• By sourcing from DoD e-waste, EM&T minimizes its feedstock cost. • President Donald J. Trump signed an Executive Order on 20 March 2025 that allows radioactive containing materials processing on military bases and federal land.[2] • When the radioactive REE feedstock issue is resolved, then EM&T will be the only plug-and-play solution in the USA to receive such pre-processed feedstock, and therefore EM&T will be able to establish supply partnerships with foreign suppliers of REE ores/monazites as well.
7	**Discounts on REE Resources** China sources REE feedstock at discounted costs by: (a) buying from producers with no alternatives, (b) leveraging black-market or quota-violating materials, (c) utilizing intra-China transfer pricing to avoid taxes/duties.	• By sourcing from DoD e-waste, EM&T minimizes its feedstock cost.
8	**State-owned Entity Leverage** China's rare earth industry is dominated by state-owned enterprises (SOEs), which act as centralized instruments of state policy, allowing China to control prices and supply like a "Federal Reserve of Rare Earths." These SOEs are intentionally pitted against each other to simulate market competition, enhancing productivity and lowering prices, while being supported by robust state-funded R&D infrastructure.	• EM&T is a private sector solution that expects to benefit from Executive Orders from President Donald J. Trump that expects to be large commercial scale and sustainable through **a.)** processing end-of-life e-waste through its closed-loop model; **b.)** 30 years of commercial experience sourcing by Interco (EM&T's sourcing partner for Li-ion batteries and battery material); **c.)** processing whole components (without labor-intensive dismantling); **d.)** fully vertically integrated supply chain to produce final products for industry; **e.)** generating revenue from all metals within these e-waste components including precious metals and base metals; **f.)** sourcing e-waste from the DoD with favorable economics compared to private sector e-waste; **g.)** recovering Dy, Tb and Ho from the e-waste feedstock allowing EM&T to produce high temperature, high performance, high price magnets, and **h.)** potential tax credits.
9	**Supply Assurance** China is the only source for guaranteed uninterruptable supply of NdFeB magnets. And supply risk is paramount for any OEM manufacturers. This greatly undermines the economic viability of non-Chinese producers.	• EM&T plans to establish a secure U.S. domestic supply by relying on long-term DoD contracts and EM&T's base metal recycling expertise and partnership with Interco, which has been recycling base metals for almost 30 years, enabling long-term, reliable, profitable and large commercial scale production of critical materials including magnets and carbonates, sulfates, and pCAM products, not vulnerable to geopolitical risk. • EM&T will also recover Dy, Tb and Ho from end-of-life materials, allowing EM&T to make high-temperature NdFeB magnets.

[1]Slides 26-31 sourced through the following Thorium Energy Alliance report which is publicly available through the following link: https://thoriumenergyalliance.com/wp-content/uploads/2023/05/ChinaSubsidiesStructuralAdvantages-ReleasedMay2.23.pdf
[2]https://www.whitehouse.gov/presidential-actions/2025/03/immediate-measures-to-increase-american-mineral-production/

EVOLUTION METALS + TECHNOLOGIES Proprietary and Confidential | 27

9 How EM&T Plans to Disrupt China's 45 Year Monopoly of the Critical and Strategic Materials Supply Chain and to Build the US Champion[1]

	China's Critical Materials Monopoly Structure	EM&T To Disrupt China's Monopoly in Critical Materials
10	**Massive Overcapacity** China intentionally maintains massive global REE separation overcapacity, ensuring it can flood or restrict markets at will. This allows for responsive control of prices, suppressing competition during downturns	• By sourcing from DoD e-waste, EM&T minimizes its feedstock cost, providing an opportunity to compete with the China market. • EM&T plans to recover full value from all metals within e-waste, including precious metals and base metals, creating a diversified, resilient, and profitable operation that disrupts Chinese price manipulation. • In addition to recovering Nd and Pr, EM&T plans to recover Dy, Tb and Ho from end-of-life materials, allowing EM&T to make high-temperature, high performance and high priced NdFeB magnets.
11	**Cost of Capital** **a. Zero Cost of Capital:** China's overinvestment into downstream REE infrastructure enables its facilities to operate well below market cost due to excess capacity and government-backed financing from state-owned and controlled markets. **b. Zero Investor Return:** Chinese SOEs operate without return-on-investment requirements, as state funding is driven by geopolitical objectives rather than profit, measuring success by control over REE supply chains, not ROI. **c. Government Funding:** China's REE industry is sustained by direct and indirect government financing, prioritizing strategic dominance over profitability, unlike Western markets that require risk-adjusted returns.	• EM&T anticipates to compete by a.) processing end-of-life e-waste through its closed-loop model; b.) 30 years of commercial experience sourcing by Interco (EM&T's sourcing partner for Li-ion batteries and battery material); c.) processing whole components (without labor-intensive dismantling); d.) fully vertically integrated supply chain to produce final products for industry; e.) generating revenue from all metals within these e-waste components including precious metals and base metals; f.) sourcing e-waste from the DoD with favorable economics compared to private sector e-waste; g.) recovering Dy, Tb and Ho from the e-waste feedstock allowing EM&T to produce high temperature, high performance, high price magnets, and h.) potential tax credits. EM&T expects to deliver compelling ROI to its investors from these factors. • EM&T's planned primary e-waste feedstock supplier, the US Government, does not seek to make any profit from the disposal of the classified e-waste as they are focused on procuring a solution to eliminate its classified e-waste which is extremely expensive to store as classified material, unlike the private sector.
12	**Responsiveness** With vertically integrated SOEs and centralized decision-making, China can rapidly adjust policies and prices. This flexibility allows China to respond to geopolitical shifts, market volatility, or competitor strategies faster than free-market systems. Four decision makers at China's Rare Earth SOE Companies determine China's rare earth index pricing.	• EM&T, while privately operated, is fully integrated from feedstock to finished magnets and industry ready final form products for Li-ion battery giga-factories, allowing fast innovation, customer-specific adaptation, and policy-driven acceleration via federal and state partnerships.

[1]Slides 26-31 sourced through the following Thorium Energy Alliance report which is publicly available through the following link: <https://thoriumenergyalliance.com/wp-content/uploads/2023/05/ChinaSubsidiesStructuralAdvantages-ReleasedMay2.23.pdf>

EVOLUTION METALS + TECHNOLOGIES Proprietary and Confidential | 28

9 How EM&T Plans to Disrupt China's 45 Year Monopoly of the Critical and Strategic Materials Supply Chain and to Build the US Champion[1]

	China's Critical Materials Monopoly Structure	EM&T To Disrupt China's Monopoly in Critical Materials
13	**Regulatory Advantages** China enjoys major regulatory advantages by prohibiting REE technology transfer and allowing development of thorium-bearing heavy REE deposits, which are heavily restricted in the U.S. and IAEA-compliant countries due to radiation regulations including the Nuclear Regulatory Commission and IAEA regulations.	• EM&T avoids this regulatory obstacle by sourcing from end-of-life materials, eliminating thorium and radiation risks—thus achieving permitting and operational compliance without nuclear complications. • President Donald J. Trump's administration is aware of the U.S.'s regulatory disadvantages and is actively addressing them through executive actions, including his March 20, 2025 Executive Order prioritizing fast-tracked permitting, development of strategic material processing sites on federal land including military bases.[2] • EM&T utilizes a closed-loop system on hydro-metallurgical and pyro-metallurgical processing systems with minimal waste and expects to have no reliance on new feedstocks from mining.
14	**Resource Advantages** China has the largest REE resource globally. China's mine permitting is highly responsive and managed to maintain its rare earth monopoly, allowing unpermitted operations if politically/economically advantageous. While China shifts to developing foreign REE resources through state and private investments (e.g., Shenghe investments in non-Chinese projects and OBOR), the U.S. is paralyzed by regulatory obstacles—especially thorium-related rules—that block access to REE deposits.	• EM&T focuses on abundant, untapped end-of-life resources through USG/DoD-classified e-waste stockpiles and from Interco (EM&T's Li-ion battery sourcing partner) unlocking consistent, high-grade domestic feedstock streams that require no mining or international dependency. • US annual e-waste per capita: 21.3kg, roughly 3x China annual e-waste per capita of 8.5kg. • Recent energy transition boom (starting 2020) and the advanced manufacturing boom has also significantly increased production of wind turbines and EVs which are starting to reach their end-of-life, this will significantly increase volume of high-grade end-of-life materials going forward.
15	**China's Macro Market Advantages** China's position as the largest consumer and processor of REEs enables it to manipulate global pricing—expanding or collapsing production to suit its strategic needs—while insulating its own producers from market impacts. With near-total control over REE metallics and downstream value chains, China holds coercive leverage over global OEMs and defense contractors, deterring competitors and discouraging end-users from seeking alternative non-Chinese supply sources. China is also able to separate, process and concentrate ore which is radioactive.	• EM&T is offering OEMs and defense contractors a secure, American-made alternative for critical materials and strategic metals. • Even at a premium price, given magnets represent 1% - 3% of total component cost, EM&T anticipates that OEMs would purchase EM&T's magnets to eliminate reliance on China's magnets weaponized for Chinese National policy. • Market premiums are not well developed, however, EM&T plans to not rely on Critical Material prices which have been and continue to be manipulated by China. • EM&T utilizes end-of-life e-waste sourced from the USG and DoD military complex, as well as commercial end-of-life e-waste sourced through Interco Trading, avoiding the need to process radioactive ore.
16	**Geopolitical Advantage** China views its control over REEs and other critical materials as a strategic instrument of geopolitical and economic power, using it to suppress foreign competition and capture global IP and manufacturing dominance. Its monopoly over high-temperature NdFeB magnets—vital to EVs, wind, and defense systems—positions China to weaponize supply chains and assert control over the green economy, which it increasingly treats as its exclusive domain.	• EM&T is building a US based fully independent, and resilient value chain for NdFeB magnets—positioning itself as a critical national security supplier, compliant with the 2027 DoD sourcing mandate and supportive of America's green transition and defense autonomy. • EM&T will also recover Dy, Tb and Ho from end-of-life materials, allowing EM&T to make high-temperature NdFeB magnets.

[1]Slides 26-31 sourced through the following Thorium Energy Alliance report which is publicly available through the following link: https://thoriumenergyalliance.com/wp-content/uploads/2023/05/ChinaSubsidiesStructuralAdvantages-ReleasedMay2.23.pdf
[2]https://www.whitehouse.gov/presidential-actions/2025/03/immediate-measures-to-increase-american-mineral-production/

EVOLUTION METALS + TECHNOLOGIES Proprietary and Confidential | 29

9 How EM&T Plans to Disrupt China's 45 Year Monopoly of the Critical and Strategic Materials Supply Chain and to Build the US Champion[1]

	China's Critical Materials Monopoly Structure	EM&T To Disrupt China's Monopoly in Critical Materials
17	**Chinese IP Integration** China has leveraged its monopoly over heavy rare earths like Tb and Dy to pressure Japanese IP holders into transferring advanced NdFeB magnet technologies, including grain boundary diffusion methods, into China. Through strategic reverse-engineering, equipment manufacturing, and a coordinated ecosystem spanning academia, industry, and government, China has converted foreign innovation into domestic IP—positioning itself to dominate magnet technology and the global green energy transition. China also implemented consolidated & coordinated IP control focused on downstream: China's Magnet Supply Chain Monopoly Strategy: **Access-Control to Downstream REEs => IP Capture => / Central Planning => Basic Science Research => Rare Earth process engineering => Magnet engineering => E motor engineering => End-Product engineering => Recycling engineering => / Build Out Excess Capacity => Intense SOE Competition => Creating a Low Margin Environment => Chinese Low-Price Producer => Establishing Chinese Globally Dominant / Exclusive Supplier => Capture Global IP & Mfg => / Assess Global Environment => Start Over**	• EM&T possesses advanced IP required for a vertically integrated magnet supply chain from end-of-life materials to finished magnets. • Frank Moon, EM&T's Co-CEO, and his experienced team in Korea have decades long real-world operating experience. • Frank Moon and his experienced team have built successful REE separation and magnet making operations for POSCO (South Korea) in China. • Frank Moon also possesses substantial relationships with key REE/magnet producers and universities/research institutes in South Korea and globally. • EM&T's magnet making companies in Korea have been making magnets for decades.
18	**Chinese Control Over Critical Inputs, Global Pricing & Producer/Suppliers** China's control over separated Nd, Pr, Tb, and Dy ensures global dependence for high-performance NdFeB magnets, with 100% of high-temp magnet makers reliant on China for Tb and Dy. This dependency allows China to suppress non-Chinese producers into low-margin, low-temp magnet segments, deterring multinationals from seeking alternative supply chains without guaranteed long-term input security.	• EM&T solves this by recovering REE/magnet elements from DoD e-waste and commercially viable end-of-life sources, recycling them into finished magnets entirely within US borders, ensuring OEMs access to high-performance materials with no reliance on Chinese-controlled supply chains. • EM&T will also recover Dy, Tb and Ho from end-of-life materials, allowing EM&T to make high-temperature NdFeB magnets. • EM&T plans to partner with Interco to sell the base market scrap which is needed to totally value end-of-life materials. • EM&T plans to treat the base market scrap as a holistic commercial business and not a loss-making business.

EM&T is not planning to use China's Critical Materials prices.
EM&T plans to establish separate non-Chinese Critical Materials prices for its customers.

EVOLUTION METALS + TECHNOLOGIES Proprietary and Confidential | 30

[1]Slides 26-31 sourced through the following Thorium Energy Alliance report which is publicly available through the following link: <https://thoriumenergyalliance.com/wp-content/uploads/2023/05/ChinaSubsidiesStructuralAdvantages-ReleasedMay2.23.pdf>

Proprietary and Confidential | 31 China Has Been Planning to Monopolize Critical Materials Since 1980 1 9 On 4 April 2025 China's MOFCOM announced export controls on NdFeB Magnets and 23 other Critical Materials plus a 34% tariff on US goods (China tariff on US goods currently at 125%) following China’s implementation of significant export controls on Critical Materials in December 2024 2 . History of China’s 45 Year Strategy to Monopolize the Global Critical Materials Industry: 1980: China enters REE market with mining and ore processing; coincides with NRC/IAEA tightening regulations regarding radioactive material. 1985: China establishes world’s largest REE research facility. China enters the Li - ion battery industry by mimicking Japanese technology. 1990: China masters separation of REEs; designs strategy to monopolize downstream production of REE value added products. 1995: China acquires US REE magnet and metal powder technology. BYD is founded in China, focusing initially on batteries for consumer products. 1999: Amperex Technology Limited (now CATL, the largest battery maker in the world) established in China, secures deal with Apple in 2003 to supply iPod batteries. 1995 - 2000: China leverages low labor costs and growing lithium reserves (1 million metric tons by 2018) to attract foreign investment and build a domestic supply chain. 2000 - 2004: China focuses on vertical integration, with “Policies to Develop the Automotive Industry,” in 2004 prioritizing Li - ion battery development for EVs. 2003: BYD acquires Chinese EV automaker, integrating battery production with vehicle manufacturing, a pivotal move for vertical control. 2005: China’s first attempt to acquire a non - Chinese REE mining property. 2008: China hits 97% of global REE production. 2009 - 2019: China invests $100 billion in subsidies/rebates to dominate global lithium refining, using anti - competitive practices like dumping to eliminate competitors. 2010: China achieves monopoly over rare earth value chain; weaponizes REE products to force Japan to capitulate in geo - political dispute in the East China Sea. 2010: Chinese firms control 41% of global cobalt mining (primarily through DRC); acquires stakes in lithium mines in Australia, Chile, and Argentina. 2015: China bankrupts Molycorp and Lynas after “losing” 2014 WTO case by flooding market with Light Rare Earth Elements (LREE). 2016: China shifts strategy to off - shore its resource needs and increase control over downstream production of REE metals and magnets. 2020: China controls 90% of anodes, 85% of electrolytes, and 70% of cathodes for Li - ion batteries, while producing 60% of the world’s graphite. 2009 - 2020: China increases restrictions on critical minerals (lithium and cobalt) by a factor of 9x, using export licenses to control supply and prices as a geopolitical tool. 2022: China outsources 40 percent of REE mining requirements but increase its control over the production of “new” REE metals and magnets. China’s actions in April 2025 and Dec 2024 are the latest in China’s 45 - year strategy to monopolize the global Critical Materials industry. China’s recent export controls are creating a significant Critical Materials supply shock in the US. EM&T is uniquely positioned to address this shock as the only US - based integrated producer of Critical Materials. 1 Slides 26 - 31 sourced through the following Thorium Energy Alliance report which is publicly available through the following link: <https://thoriumenergyalliance.com/wp - content/uploads/2023/05/ChinaSubsidiesStructuralAdvantages - ReleasedMay2.23.pdf> 2 https:// www.mofcom.gov.cn/zwgk/zcfb/art/2025/art_9c2108ccaf754f22a34abab2fedaa944.html

Summary: Why is EM&T a Compelling Investment Now ? 9 Ability to Execute the Business Model Why Not Done Before ? • Large commercial scale, reliable and sustainable private sector solution for its customers for critical materials supply to replace China. • A “plug and play” solution for its customers. • Process end - of - life e - waste through its closed - loop model/urban mining. • Process whole components, without labor - intensive dismantling. • Produce final products for industry: bonded/sintered magnets for components; carbonates, sulfates, and pCAM for Li - ion battery giga - factories. • Generate revenue from all metals within these e - waste components including precious metals and base metals. • Source e - waste from the US Government and DoD (and its military complex)with favorable economics compared to private sector e - waste. • Source commercial e - waste through Interco Trading, a world - class recycling company with 30+ years experience. • Recover Dy, Tb and Ho from the e - waste feedstock allowing EM&T to produce high - temperature, high - performance, high - priced magnets. • Establish separate non - Chinese Critical Materials prices for its customers. • Be able to expedite permitting for operations. • Become a potential buyer (an alternative to China) of MREOC (mixed rare earth oxide concentrates) being developed in USA. • Benefit from Executive Orders from President Donald J. Trump due to the National Security value of the Critical Materials industry in the US. • Receive potential tax credits through REMSA Act, when passed. • Exi sting proven operating companies and proven technologies and operators. • Existing contracts from OEMs for supply of Li - ion batteries and battery materials. • Interco Trading as sourcing and trading partner with a 30+ year track record for scrap dealing. • Rob Feldman, Co - CEO of EM&T, and his team built the worlds largest (that we know of) Li - ion battery recycling plant for $54mm and processed more Li - ion batteries in 2024 than all its peers combined. • Frank Moon, Co - CEO of EM&T, and his team is one of few Executives outside China with deep engineering experience in building and operating REE processing plants and manufacturing magnets. • Andrew Knaggs, President of EM&T, along with the Honorable Christopher Miller, former US Secretary of Defense and EM&T Director nominee, and Ambassador Robin Bernstein (ret.), EM&T Director nominee, ability to deliver USG and DoD e - waste supply. • Favorable jurisdiction for the Missouri industrial campus; mining friendly state; low energy costs; road, rail and barge logistics access. Business Model • Existing critical materials buyers cannot develop this business model due to risk of China cutting off critical materials supply; thus EM&T needs to be a “plug and play” operating, large commercial scale, reliable and sustainable solution. • All potential new entrants cannot source the required Human Capital Executive Expertise outside China, except for EM&T. Protect Western Hemisphere Investments Proprietary and Confidential | 32 • China cutting off its supply of critical materials to western industry would trigger near term industrial crisis in semi - conductors, electronics, automotive, renewable energy, defense, housing, health care, aerospace, and energy storage industries. • The implications to US National Security and global capital markets of such an industrial crisis are staggering. • Even the potential risk of such an industrial crisis could cause severe damage to portfolio values. • EM&T is potentially a viable commercial solution to address such actions by China.

Milestones to achieve Projected Revenue during first 12 months after closing Proprietary and Confidential | 33 Milestones Role OpCo • Start construction of 2025 MFPP 2 months after closing, finish construction 11 months after . Production capacity of the plant at 6 , 366 tpa of lithium carbonate, 7 , 578 tpa of nickel sulfate, 21 , 288 tpa of cobalt sulfate, 6 . 6 tpa of contained gold in precious metals concentrate, 23 . 2 tpa of contained silver in precious metals concentrate, 0 . 8 tpa of contained palladium in precious metals concentrate, and 4 , 921 tpa of copper metal . Refinery/Hydromet/ Pyromet MFPP • Start construction of Operating Line 1 by 2 months after closing, finish construction 4 months after, start operation 1 month after, reach full capacity 2 months after. • Start construction of Operating Line 2 by 2 months after closing, finish construction 5 months after, start operation 1 month after, reach full capacity 2 months after. • Start construction of Operating Line 3 by 2 months after closing, finish construction 6 months after, start operation 1 month after, reach full capacity 2 months after. • Start construction of Operating Line 4 by 2 months after closing, finish construction 6 months after, start operation 1 month after, reach full capacity 2 months after. • Start construction of Operating Line 5 by 2 months after closing, finish construction 6 months after, start operation 1 month after, reach full capacity 2 months after. • Start construction of Operating Line 6 by 2 months after closing, finish construction 6 months after, start operation 1 month after, reach full capacity 2 months after. • Total production capacity of all lines at 78,000 tonnes of Mixed Metal Concentrate (MMC). • Process 40,000 tonnes of Spent Lithium Batteries and produce 26,000 tonnes of MMC during the period 12 months after closing. Mixed Metal Concentrate Li - ion Battery Recycler • Start construction of 2025 DoD Secured Facility 2 months after closing, finish construction and achieve DoD secured status 11 months after. Production capacity of the plant 16,200 tpa of non - ferrous metal concentrate containing precious metals, 157,950 tpa of ferrous metal concentrate, and 50,850 tpa of polymer concentrate. Non - Ferrous Metal Concentrate EMT DoD Secured Facility E - Waste Recycler • Start replicating existing facilities in Missouri industrial campus and improving existing satellite facility in Korea 2 months after closing, finish improvement 1 month after, start improved operation 1 month after, reach full capacity 6 months after. Improved production capacity of the plant at 1,100 tpa of NdPr metal, to be processed further into 1,750 tpa of NdPr sintered magnet alloy and 2,000 tpa of NdPr bonded magnet alloy. • Process 764 tonnes of NdPr Oxide and produce 688 tonnes of NdPr Metal during the period 12 months after closing. • Process 688 tonnes of NdPr Metal and produce 1,094 tonnes of Sintered Magnet Alloy and 1,250 tonnes of Bonded Magnet Alloy during the period 12 months after closing. Metal & Alloy Powder/Flake KCM (Metal & Alloy Plant) • Start replicating existing facilities in Missouri industrial campus and improving existing satellite facility two months after closing, finish improvement 1 month after, start improved operation in 1 month after, reach full capacity 6 months after. Improved production capacity of the plant at 2,000 tpa of bonded magnets. • Process 1,250 tonnes of Bonded Magnet Alloy and produce 1,250 tonnes of Bonded Magnets during the period 12 months after closing. Bonded Magnets NS World (Bonded Magnet Plant) • Start replicating existing facilities in Missouri industrial campus and improving existing satellite facility two months after closing, finish improvement 1 month after, start improved operation in 1 month after, reach full capacity 6 months after. Improved production capacity of the plant at 1,750 tpa of sintered magnets. • Process 1,094 tonnes of Sintered Magnet Alloy and produce 1,094 tonnes of Sintered Magnets during the period 12 months after closing. Sintered Magnets KMMI (Sintered Magnet Plant) • Start R&D and implementation of automation by Handa Lab for EM&T plants starting one month after closing, as part of the Missouri industrial campus. AI Software Handa Lab (AI Software) 1 Based on the following assumptions : 1 . ) Successful PIPE raise of minimum $ 2 bn ; 2 . ) Market conditions supporting the product price forecast as follows as sourced from third parties whose businesses include collection and aggregating market forecast consensus data : (a) Gold : $ 2 , 644 per ounce ; (b) Silver : $ 30 . 5 per ounce ; (c) Palladium : $ 993 per ounce ; (d) Copper : $ 9 , 378 per tonne ; (e) Non - ferrous metal concentrate : $ 84 , 035 per tonne ; (f) Ferrous metal concentrate : $ 340 per tonne ; (g) Polymer concentrate : $ 1 , 349 per tonne ; (h) Mixed metal concentrate : $ 8 , 256 per tonne ; (i) Lithium carbonate : $ 21 , 166 per tonne ; (j) Nickel sulfate : $ 2 , 984 per tonne ; (k) Cobalt sulfate : $ 8 , 242 per tonne ; (l) Sintered magnets : $ 40 , 092 per tonne ; (m) Bonded magnets : $ 34 , 863 per tonne ; 3 . ) EM&T can source sufficient feedstock for planned magnet production, battery recycling, and e - waste recycling ; 4 . ) No significant delays in construction ; 5 . ) All required permits and licenses can be obtained in a timely manner ; 6 . ) the consummation of the transactions necessary to acquire the target companies ; and 7 . ) EM&T’s ability to enter into offtake contracts in connection with its saleable products and sell all its outputs within the same year as production year . EM&T Financial and Operational Milestones 1 10

Milestones to achieve Projected Revenue during second 12 months after closing Proprietary and Confidential | 34 Milestones Role OpCo • Start operation of 2025 MFPP by 13 months after closing, reach full capacity 6 months after. • Start construction of 2026 MFPP 13 months after closing, finish construction 12 months after. Production capacity of the plant at 5,536 tpa of lithium carbonate, 25,650 tpa of nickel sulfate, 4,875 tpa of cobalt sulfate, 13.1 tpa of contained gold in precious metals concentrate, 46.4 tpa of contained silver in precious metals concentrate, 1.6 tpa of contained palladium in precious metals concentrate, 9,842 tpa of copper metal. • Process 20,583 tonnes of MMC and produces 5,040 tonnes of LiCO3, 6,000 tonnes of NiSO4, 16,853 tonnes of CoSO4 during the second 12 months after closing. • Process 6,413 tonnes of NFMC and produce 5.2 tonnes of contained Gold in precious metals concentrate, 18.4 tonnes of contained Silver in precious metals concentrate, 0.6 tonnes of contained Palladium in precious metals concentrate, 3,896 tonnes of Copper Metal during the second 12 months after closing. Processing Plant MFPP • Process 120,000 tonnes of Spent Lithium Batteries and produces 78,000 tonnes of MMC during the second 12 months after closing. Mixed Metal Concentrate Li - ion Battery Recycler • Start operation of 2025 DoD Secured Facility by 13 months after closing, reach full capacity 6 months after. • Start construction of 2026 Dod Secured Facility by 13 months after closing, finish construction and achieve DoD secured status 12 months after. Production capacity of the plant at 16,200 tpa of NFMC, 157,950 tpa of FMC, and 50,850 tpa of Polymer Concentrate. • Process 178,125 tonnes of E - Scrap and produce 12,825 tonnes of NFMC, 125,044 tonnes of FMC, 40,256 tonnes of Polymer Concentrate during the second 12 months after closing. Non - Ferrous Metal Concentrate EMT DoD Secured Facility E - Waste Recycler • Start construction of 2026 Metal Plant 13 months after closing, finish construction 12 months after. Production capacity of the plant at 2,200 tpa of NdPr metal. • Start construction of 2026 Alloy Plant 13 months after closing, finish construction 12 months after. Production capacity of the plant at 3,500 tpa of NdPr sintered magnet alloy and 4,000 tpa of NdPr bonded magnet alloy. • Process 1,222 tonnes of NdPr Oxide and produce 1,100 tonnes of NdPr Metal during the second 12 months after closing. • Process 1,100 tonnes of NdPr Metal and produce 1,750 tonnes of Sintered Magnet Alloy and 2,000 tonnes of Bonded Magnet Alloy during the second 12 months after closing. Metal & Alloy Powder/Flake KCM (Metal & Alloy Plant) • Start construction of 2026 Bonded Magnet Plant 13 months after closing, finish construction 12 months after. Production capacity of the plant at 4,000 tpa of NdPr bonded magnets. • Process 2,000 tonnes of Bonded Magnet Alloy and produce 2,000 tonnes of Bonded Magnets during the second 12 months after closing. Bonded Magnets NS World (Bonded Magnet Plant) • Start construction of 2026 Sintered Magnet Plant 13 months after closing, finish construction 12 months after. Production capacity of the plant at 3,500 tpa of NdPr sintered magnets. • Process 1,750 tonnes of Sintered Magnet Alloy and produce 1,750 tonnes of Sintered Magnets during the second 12 months after closing. Sintered Magnets KMMI (Sintered Magnet Plant) 1 Based on the following assumptions : 1 . ) Successful PIPE raise of minimum $ 2 bn ; 2 . ) Market conditions supporting the product price forecast as follows as sourced from third parties whose businesses include collection and aggregating market forecast consensus data : (a) Gold : $ 2 , 615 per ounce ; (b) Silver : $ 30 . 1 per ounce ; (c) Palladium : $ 1 , 057 per ounce ; (d) Copper : $ 9 , 740 per tonne ; (e) Non - ferrous metal concentrate : $ 83 , 122 per tonne ; (f) Ferrous metal concentrate : $ 323 per tonne ; (g) Polymer concentrate : $ 1 , 328 per tonne ; (h) Mixed metal concentrate : $ 8 , 061 per tonne ; (i) Lithium carbonate : $ 22 , 249 per tonne ; (j) Nickel sulfate : $ 3 , 140 per tonne ; (k) Cobalt sulfate : $ 7 , 970 per tonne ; (l) Sintered magnets : $ 45 , 177 per tonne ; (m) Bonded magnets : $ 39 , 284 per tonne ; 3 . ) EM&T can source sufficient feedstock for planned magnet production, battery recycling, and e - waste recycling ; 4 . ) No significant delays in construction ; 5 . ) All required permits and licenses can be obtained in a timely manner ; 6 . ) the consummation of the transactions necessary to acquire the target companies ; and 7 . ) EM&T’s ability to enter into offtake contracts in connection with its saleable products and sell all its outputs within the same year as production year . EM&T Financial and Operational Milestones 1 10

10 Valuation

- A US-listed REE company outside China is the nearest comparable company to Evolution Metals & Technologies Corp.
- However, the comparable company is a mining/upstream company. The comparable company's revenue, EBITDA and cash flow is 100% reliant on China, as China is the sole purchaser of the comparable company's products.
- In 2023, the comparable company generated $253.4mm Revenue, $102.5mm EBITDA, and $24.3mm Net Income. But for the 12 months ended Dec 2024, the comparable company's financial performance decreased, generating $203.9mm of Revenue, ($72.0mm) EBITDA, and ($65.42mm) Net Income. Yet, the comparable company's EV/Revenue multiple has increased recently.
- Based on assumptions described on slides 33 and 34, EM&T's projected revenue for the first 12 months after closing is $303.1mm and for the second 12 months after closing is $1,995.0mm.
- EM&T's midstream processing capabilities could potentially enable non-China rare earth mines to supply to EM&T, fostering a mutually beneficial relationship that supports EM&T and other non-China rare earth upstream players.

Comparable Company's EV/Forward Revenue (next 12 months or NTM) Multiple [1, 2, 3]


EV/NTM Revenue Multiple
14.0x
12.0x
10.0x
8.0x
6.0x
4.0x
2.0x
0.0x
12.0x

Preliminary EM&T Enterprise Valuation


$24bn
Using EM&T's Projected Revenue for the second 12 months after closing
Mid-point
$13.8bn
Using EM&T's Projected Revenue for the first 12 months after closing
$3.6bn

Using the comparable company's EV/NTM Rev Multiple

- **EM&T may trade at a premium to the comparable company's EV/NTM Revenue multiple**, given that EM&T is US based and expects to develop a **diversified, US-based revenue stream and fully integrated supply chain**, setting it apart from the comparable company, which relies entirely on China for revenue and sells unprocessed ore to China.
- EM&T's post-money EV of $8.2bn (based on pre-money valuation of $6.2bn and $2bn PIPE) represents an approximate **40% discount to fair market value based on an annual revenue equal to average of the projected revenue for the first and second 12 months after closing**. A 40% discount is significantly higher than a typical IPO discount range of approximately 10-15%.

EVOLUTION METALS + TECHNOLOGIES Proprietary and Confidential | 35

[1] NTM Revenue Forecast sourced from FactSet estimate consensus as of 10 April 2025. [2] NTM is next twelve months. [3] Publicly traded data as of 10 April 2025.

Proprietary and Confidential | 36 • As of May 16, 2025, the Comparable Company's EV/Forward Revenue Multiple, calculated using a 30 - trading - day VWAP, reflects a modest increase to 12.4x, compared to the 12.0x based on publicly available trading data as of April 10, 2025 as shown on page 35. • For the avoidance of doubt, all other valuation assumptions remain identical to those outlined on page 33, 34, and 35. • Based on the 30 days VWAP Comparable Company’s EV/Forward Revenue Multiple as of May 16 , 2025 at 12 . 4 x, EM&T’s post - money EV of $ 8 . 2 bn (based on pre - money valuation of $ 6 . 2 bn and $ 2 bn PIPE) represents an approximate 42 % discount to fair market value based on an annual revenue equal to average of the projected revenue for the first and second 12 months after closing – reflecting a modest increase compared to the 40 % discount derived from publicly traded data as of April 10 , 2025 as shown on page 35 . Valuation 10 1 NTM Revenue Forecast sourced from FactSet estimate consensus as of 16 May 2025. 2 NTM is next twelve months. 3 Comparable Company’s EV is based on 30 - trading - day VWAP as of 16 May 2025. 12.4x 0.0x 2.0x 4.0x 6.0x 8.0x 10.0x 12.0x 14.0x EV/NTM Revenue Multiple Comparable Company’s EV/Forward Revenue (next 12 months or NTM) Multiple 1, 2, 3 $3.8bn $24.7bn Preliminary EM&T Enterprise Valuation Mid - point $14.2bn Using the comparable company’s EV/NTM Rev Multiple Using EM&T’s Projected Revenue for the second 12 months after closing Using EM&T’s Projected Revenue for the first 12 months after closing

Proprietary and Confidential | 37 Rare Earth Upstream and Processing EV Battery Recycling Blackmass / MMC Producer - The comparable company sells unprocessed REE product and is the only company with US jurisdiction, although the comparable company is 100% reliant on China for all Revenue and EBITDA, and is losing money. - Lynas sources its feedstock from Australia and processes in Malaysia. - Ecopro BM and SungEel are both based in Korea. Valuation 10 1 Publicly traded data as of 16 May 2025, except for the Comparable Company which is based on 30 - trading - day VWAP as of 16 May 2025. 2 NTM Revenue Forecast sourced from FactSet estimate consensus as of 16 May 2025. 3 NTM is next twelve months.. 12.8x 12.4x 2.8x 2.2x 0.0x 2.0x 4.0x 6.0x 8.0x 10.0x 12.0x 14.0x EV / Forward Revenue (next 12 months or NTM) Multiple 1, 2, 3 Lynas Rare Earths Limited (ASX:LYC) MP Materials Corp. (NYSE:MP) Ecopro BM. Co., Ltd. (KOSDAQ:A247540) SungEel HiTech Co., Ltd. (KOSDAQ:A365340) Comparable Company

Proprietary and Confidential | 38 Valuation Comparable Company has outperformed Nasdaq by 38% Year to Date 10 1 Publicly traded data as of 16 May 2025. 1. We believe the comparable company’s outperformance is driven by: • Macro Geo - political Environment between USA and China in the rare earth and critical materials space; • President Donald J. Trump’s recent ”Immediate Measures to Increase American Mineral Production” executive order signed on March 20, 2025; covered on Slide 6 of this presentation; • Rare Earth Magnet Security Act (REMSA) - introduced by U.S. Representatives Eric Swalwell (CA - 14) and Guy Reschenthaler (PA - 14) in February 2025; covered on Slide 7 of this presentation; • President Donald J. Trump’s recent "Unleashing American Energy" executive order, signed on January 20, 2025; covered on Slide 8 of this presentation; Stock Price Performance Year - to - Date Comparable Company vs Nasdaq Composite 37% - 1% 100% 80% 60% 40% 20% 0% - 20% - 40% Jan - 25 Feb - 25 Mar - 25 Apr - 25 May - 25 Comparable Company (% Cumulative Change) Nasdaq Composite (% Cumulative Change)

11 Anticipated Synergies

1. Team, Business, and Capital Synergies

- EM&T's expected leadership includes experts in operations, government relations, and capital markets, ensuring efficient execution.
- Proven operating entities expected to provide scalable infrastructure and reliable outputs.
- Expected ability to secure funding as a planned Nasdaq-listed company to support innovation, capacity expansion, and independence from foreign influence.

2. Feedstock Synergies for Permanent Magnets

- EM&T's expected expert leadership in sourcing rare earth feedstocks.
- EM&T anticipated DoD supply agreements ensure a steady, cost-effective supply of end-of-life magnet feedstock.
- Commitment to expanding supplier networks and sustainable sourcing practices strengthen supply chain resilience.

3. Technological Innovation for Permanent Magnet Synergies

- Planned client-driven innovation ensures magnet products meet specific industry needs.
- Integrated supply chain expected to optimize operations from feedstock procurement to final magnet production.
- Automation technologies expected to improve cost efficiency and product quality, potentially positioning EM&T as a market leader.

4. EM&T to Become Potential New Buyer for Global and USA MREOC

- Currently China is the only buyer of global MREOC (mixed rare earth oxide concentrates) due to its monopoly over the mid-stream processing.
- EM&T's expected ability to process MREOC allows global producers to develop production without relying solely on China.
- EM&T's expected ability to process MREOC also allows USG to develop an MREOC capability in the USA using Federal Land as outlined in the recent Executive Order.

5. Lithium-Ion Battery and Recycling Synergies

- Comprehensive recycling transforms spent EV batteries into MMC, and further processes it into battery sulfates/carbonates/pCAM for gigafactories.
- Downstream integration expected to minimize reliance on external suppliers and enhance sustainability.
- EM&T expects to offer a comprehensive, one-stop solution for gigafactories.

6. DoD E-Waste Recycling

- EM&T plans to develop a government certified, cleared facility, allowing handling and storage of classified DoD e-waste materials.
- Plan to leverage EM&T leadership's network to identify DoD's unmet e-waste recycling requirements and win sole-source contracts for high-margin materials such as non-ferrous products.
- Anticipated further downstream processing of non-ferrous products into precious metals.

EVOLUTION METALS + TECHNOLOGIES Proprietary and Confidential | 39

11 Anticipated Synergies

7. Strategic Alignment to Counteract Chinese Dominance

- EM&T's planned fully integrated domestic supply chain expected to offer independence from Chinese sources.
- Anticipated transparent Nasdaq structure ensures trust while promoting ESG-aligned operations.
- A reliable supply chain and ethical practices expected to attract environmentally conscious OEMs.

8. Coordinated Growth and Innovation

- Unified operations expected to align scaling efforts and R&D initiatives to improve responsiveness to market demands.
- Collaborative product development with OEMs expected to foster rapid adaptation and innovation.
- Planned integrated supply chain operations expected to ensure balanced growth and efficiency.

9. Unified Branding Across Operating Companies

- EM&T plans to consolidate all entities under a single brand, enhancing visibility and cross-selling opportunities.
- Unified branding expected to promote trust, quality, and long-term customer relationships.
- Consistent marketing strategy expected to strengthen EM&T's market presence and customer loyalty.

10. Winning New Business: Enhancing Customer Acquisition

- EM&T's independence from Chinese supply chains are expected to offer a reliable alternative for global OEMs, potentially with a price premium over China-dependent materials.
- Tailored solutions for OEMs expected to address key industry challenges, creating long-term partnerships.
- Anticipated strategic relationships and advanced recycling capabilities expected to enhance market competitiveness.

11. Efficiency by Integrated Operations in Missouri Industrial Campus

- Plan to accelerate net income through replicating and integrating Korean operating companies into one integrated Missouri industrial campus, eliminating logistics, transit, and tax implication.
- Centralized procurement and logistics expected to reduce costs and improve supply chain efficiency.
- Economies of scale expected to optimize production and enhance financial stability.

12. Develop and Scale Critical Materials Recycling Industry Like Base Metals

- China's monopoly on the Critical Materials industry has prevented the Critical Materials recycling industry to develop.
- With EM&T expecting to source and process end-of-life critical materials, EM&T can potentially develop on a global scale the recycling industry like the base metals recycling industry, whereby approximately half of base metal supply in the USA comes from recycling on average across base metals.

EVOLUTION METALS + TECHNOLOGIES Proprietary and Confidential | 40

A B C EM&T has been in dialog with world - class post M&A operational integration firms, with the goal to mandate one post - closing. Integration will streamline operations, align organizational goals, and establish standardized processes for sustained growth. Post M&A operational integration experts conduct detailed due diligence, propose an operational integration plan, and then execute the plan. Post - closing, EM&T will conduct a structured post M&A operational integration exercise to unify technology systems, human resources, reporting/accounting, Sarbanes - Oxley/internal controls, branding, sales & marketing and corporate governance across all operations Corporate Governance 2 1 Strategic Alignment Human Resources 4 3 Technology Systems Integration Reporting/Accounting 6 5 Sarbanes - Oxley/Internal Controls Legal and Regulatory Compliance 8 7 Branding, Sales & Marketing EM&T Planned Operational Integration EM&T Planned Operational Integration Proprietary and Confidential | 41 11

12 EM&T is a Compelling Sustainable Investment for a Greener and Cleaner Future

EM&T is one of the only proven critical material supply chain companies utilizing closed-loop solutions to recover critical materials necessary for the next energy revolution, through recycling end-of-life materials while generating minimal residual waste, most of which is further recovered or repurposed.

Circular Economy & End-of-Life Materials Recycling

- ***Closed-loop solution: recycling end-of-life batteries and e-waste, including magnets***
- ***Reduces virgin mining, minimizes environmental impact***
- ***Proven, scalable, and profitable operations***

Enabling the Energy Transition Through Critical Metals Recovery

- ***Extracts critical metals for EVs, wind, and energy storage***
- ***Sustainable alternative to carbon-intensive mining***
- ***Strengthens US supply chains***
- ***Recovered materials power the next energy revolution***

Alignment with UN Sustainable Development Goals (SDGs)



7 AFFORDABLE AND CLEAN ENERGY
12 RESPONSIBLE CONSUMPTION AND PRODUCTION
8 DECENT WORK AND ECONOMIC GROWTH
13 CLIMATE ACTION
9 INDUSTRY, INNOVATION AND INFRASTRUCTURE

Potential Carbon Credits & Emission Reductions

- ***Lower CO_2 footprint vs. primary metal extraction***
- ***Potential revenue from carbon credit programs***
- ***No environmental impact***

Job Creation & Economic Sustainability

- ***Creates high-skill US jobs***
- ***Missouri industrial complex drive local employment and economic advancement***
- ***Strengthens domestic supply chain resilience***

EVOLUTION METALS + TECHNOLOGIES Proprietary and Confidential | 42

13 EM&T PIPE Raise

- **Proposed EM&T PIPE Size:** $2bn
- **Terms:** Common equity at $6.2bn pre-money valuation
- **$500mm Anchor Investor:** Signed Term Sheet with Broughton Capital Group, as anchor investor for $500mm

BCG BROUGHTON CAPITAL GROUP

*As part of the deSPAC merger, WTMA and EM will conduct **PIPE Marketing to maximize after-market demand**, designed to support the EM&T **share price in after-market trading***

Anticipated key drivers for post-closing share price performance:

1. **Oversubscribed book of demand, and strategically allocate supply to long-term natural investors**
2. **Intensive marketing process to long-only buyers, natural buyers and strategic buyers**
3. **~42% IPO discount to fair market post-money valuation (based on the comparable company's EV/Forward Revenue multiple), which is significantly higher than typical IPO discount range of 10-15%**
4. **Research Report from Golden Dragon Capital, highly credible research house in the critical materials space**

EVOLUTION METALS + TECHNOLOGIES Proprietary and Confidential | 43

13 Proprietary and Confidential | 44 Amount Items $700mm Hydromet & Pyromet Plant $200mm DoD E - Waste Recycling Plant $200mm Metal & Alloy Plant $150mm Sintered Magnet Plant $125mm Working Capital $125mm Acquisition of CMR $100mm Securing Feedstock $100mm Battery Recycling Plant $100mm Bonded Magnet Plant $50mm New Product Development $50mm Continuing Plant Innovation $50mm Repay CMR Debt $50mm Other $2,000mm Total EM&T PIPE Use of Proceeds Expected Use of Proceeds Based on $2bn PIPE Raise • Use of Proceeds covers completion of all production plans for approximately 3 years after closing. • Securing Feedstock 1. Forward purchase agreements to lock in offtake of feedstock 2. Working capital / financing to develop sources for offtake of feedstock 3. Funding to establish partnerships to process high - grade monazite and ionic clays into Mixed Rare Earth Oxide Concentrate (MREOC) 4. Strategic feedstock stockpiling 5. Securing offtake of spent magnets • New product development to reduce costs, increase efficiency, and increase quality control.